                                                Filed Pursuant to Rule 424(b)(3)
                                                      Registration No. 333-68802




                          PEOPLES SAVINGS BANK OF TROY
                             635 SOUTH MARKET STREET
                                TROY, OHIO 45373
                                 (937) 339-5000

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

         Notice is hereby given that the 2001 Annual Meeting of Shareholders of Peoples Savings Bank of Troy ("Peoples") will be held at Market Square Community Room, 405 S.W. Public Square, Troy, Ohio 45373, on October 31, 2001, at 3:00 p.m., Eastern Time (the "Annual Meeting"), for the following purposes, all of which are more completely set forth in the accompanying Prospectus/Proxy
Statement:

                  1. To elect three directors of Peoples for terms expiring in 2004;

                  2. To elect one director emeritus for a term expiring in 2002;

                  3. To fix the cash compensation of directors of Peoples for the 2001-2002 fiscal year;

                  4.       To adopt the Peoples 2001 Stock Option and Incentive
                           Plan;

                  5. To adopt the Agreement of Merger dated August 27, 2001, by and among Peoples Ohio Financial Corporation, Peoples and Peoples Merger Corp.; and

                  6. To transact such other business as may properly come before the Annual Meeting or any adjournments thereof.

         Only shareholders of Peoples of record at the close of business on September 14, 2001, will be entitled to receive notice of and to vote at the Annual Meeting and at any adjournments thereof. Whether or not you expect to attend the Annual Meeting, we urge you to consider the accompanying Prospectus/Proxy Statement carefully and to SIGN, DATE AND PROMPTLY RETURN THE ENCLOSED PROXY SO THAT YOUR SHARES MAY BE VOTED IN ACCORDANCE WITH YOUR WISHES AND THE PRESENCE OF A QUORUM MAY BE ASSURED. Giving a Proxy does not affect your right to vote in person in the event you attend the Annual Meeting.


                                             By Order of the Board of Directors





September 28, 2001                           Linda Daniel, Secretary

             PROSPECTUS                                PROXY STATEMENT

 PEOPLES OHIO FINANCIAL CORPORATION             PEOPLES SAVINGS BANK OF TROY
      for the issuance of up to                            for the
       7,439,650 Common Shares                 Annual Meeting of Shareholders
                                                      October 31, 2001


         On June 25, 2001, the Board of Directors of Peoples Savings Bank of Troy authorized the formation of a holding company for Peoples Savings. In accordance with such authorization, Peoples Savings entered into an Agreement of Merger dated August 27, 2001, with Peoples Ohio Financial Corporation and Peoples Merger Corp., a wholly owned subsidiary of Peoples Ohio. The merger agreement provides for the reorganization of Peoples Savings into a holding company structure through a merger of Peoples Merger Corp. with and into Peoples Savings in a transaction in which each of the outstanding shares of Peoples Savings will be cancelled in exchange for one share of Peoples Ohio. After the closing of the merger transaction, Peoples Savings will be a wholly-owned subsidiary of Peoples Ohio.

         At the 2001 annual meeting of Peoples Savings shareholders, you will be asked to approve the reorganization by adopting the merger agreement. The adoption of the merger agreement will require the affirmative vote of the holders of two-thirds of the outstanding Peoples Savings shares, or 4,959,767 shares. In addition, Peoples Savings shareholders will be asked to elect Directors, fix the cash compensation of the Directors for the fiscal year ending June 30, 2002, and approve the Peoples Savings Bank of Troy 2001 Stock Option and Incentive Plan.

         The date, time and place of the annual meeting are as follows:

                                OCTOBER 31, 2001
                             3:00 P.M., EASTERN TIME
                          MARKET SQUARE COMMUNITY ROOM
                             405 S.W. PUBLIC SQUARE
                                 TROY, OH 45373

         Peoples Ohio does not have an operating history. Currently, the common shares of Peoples Ohio are not listed on any exchange. After the reorganization is consummated, Peoples Ohio intends to apply for the listing of its common shares on The Nasdaq SmallCap Market when and if Peoples Ohio meets all of the requirements for such listing. However, there is no assurance that Peoples Ohio will meet the qualifications necessary for such listing or will thereafter be listed on Nasdaq.

         This prospectus/proxy statement provides detailed information about the reorganization. We encourage you to read this entire document carefully.

         THE PROPOSED REORGANIZATION INVOLVES ELEMENTS OF RISK, WHICH ARE DESCRIBED UNDER "RISK FACTORS" ON PAGE 4.

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION, THE OFFICE OF THRIFT SUPERVISION, THE FEDERAL DEPOSIT INSURANCE CORPORATION, THE OHIO DIVISION OF FINANCIAL INSTITUTIONS NOR ANY STATE SECURITIES COMMISSION HAS APPROVED THE PEOPLES OHIO COMMON SHARES TO BE ISSUED IN THE REORGANIZATION OR HAS DETERMINED WHETHER THIS PROSPECTUS/PROXY STATEMENT IS ACCURATE OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE. THE PEOPLES OHIO COMMON SHARES ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENT AGENCY.

         This prospectus/proxy statement is dated September 24, 2001, and is being first mailed to shareholders of Peoples Savings on or about September 28, 2001.

                      REFERENCES TO ADDITIONAL INFORMATION

         This document incorporates important business and financial information about Peoples Savings from documents that it has filed with the Office of Thrift Supervision but has not included in or delivered with this document. If you write or call Mark A. Douglas, the Vice President and Chief Financial Officer of Peoples Savings, he will send you these documents, excluding exhibits, without charge. You can contact him at:

                          Peoples Savings Bank of Troy
                             635 South Market Street
                                Troy, Ohio 45373
                                 (937) 339-5000

         TO OBTAIN TIMELY DELIVERY, YOU MUST REQUEST DOCUMENTS BY OCTOBER 24, 2001. If you request any incorporated documents, Mark A. Douglas will mail the documents you request by first class mail by the next business day after he receives your request.

         See "Where you can find more information" on page 50 for more information about the documents referred to in this prospectus/proxy statement.

                                TABLE OF CONTENTS

Summary..........................................................................................................1
   The parties...................................................................................................1
   Annual meeting of Peoples Savings shareholders................................................................1
   The reorganization............................................................................................2
   Background and reasons for the reorganization.................................................................2
   Risk factors..................................................................................................2
   Rights of dissenting shareholders.............................................................................2
   Termination and amendment of the merger agreement.............................................................2
   Federal income tax consequences...............................................................................3
   Regulatory approvals..........................................................................................3
   Per share market price information............................................................................3
Risk factors related to the adoption of the merger agreement.....................................................4
   Risks related to the consummation of the reorganization.......................................................4
   Risks shared by Peoples Savings and Peoples Ohio..............................................................4
Forward looking statements.......................................................................................6
Selected consolidated financial data of Peoples  Savings.........................................................6
Comparative per share data.......................................................................................8
Purpose of this document.........................................................................................9
Regulatory approvals.............................................................................................9
The parties......................................................................................................9
The annual meeting of Peoples Savings shareholders..............................................................10
   Time, date and place.........................................................................................10
   Purpose of the meeting.......................................................................................10
   Shares outstanding and entitled to vote; record date.........................................................10
   Votes required...............................................................................................10
   Voting and solicitation and revocation of proxies............................................................11
Rights of dissenting shareholders...............................................................................12
Principal holders of Peoples Savings' common shares.............................................................14
Proposal I - Election of Directors..............................................................................14
Executive Officers..............................................................................................18
Board meetings and committees...................................................................................18
Directors' compensation.........................................................................................19
Executive compensation..........................................................................................19
Summary compensation table......................................................................................19
Report of the Compensation Committee............................................................................20
Report of the Audit Committee...................................................................................23
Current accountants.............................................................................................24
   Audit fees...................................................................................................24
   Financial information systems design and implementation fees.................................................24
   All other fees...............................................................................................24
   Change in certifying accountant..............................................................................24
Transactions with Directors and officers........................................................................25
Related party transactions......................................................................................25
Section 16(a) beneficial ownership reporting compliance.........................................................26
Proposal II - Establishment of Directors' compensation..........................................................26
Proposal III - Adoption of the Peoples Savings 2001 Stock Option and Incentive Plan.............................26
Proposal IV - Adoption of the merger agreement..................................................................30
   Background and reasons for the reorganization................................................................30
   Exchange of Peoples Savings shares...........................................................................31
   Exchange of certificates evidencing Peoples Savings common shares............................................31

   Conditions...................................................................................................32
   Effective time...............................................................................................32
   Termination and amendment....................................................................................32
   Board of Directors and management of Peoples Ohio following the reorganization...............................33
   Resale of Peoples Ohio common shares.........................................................................33
   Federal income tax consequences..............................................................................33
   Accounting treatment.........................................................................................35
Regulation......................................................................................................35
   General......................................................................................................35
   Ohio corporation law.........................................................................................36
   Ohio savings association regulation..........................................................................36
   Office of Thrift Supervision.................................................................................37
   Federal Deposit Insurance Corporation........................................................................39
   Federal Reserve Board reserve requirements...................................................................40
   Federal Home Loan Banks......................................................................................40
Taxation........................................................................................................41
   Federal taxation.............................................................................................41
   Ohio taxation................................................................................................42
Description of Peoples Ohio common shares.......................................................................43
   Authorized capital stock.....................................................................................43
   Board of Directors...........................................................................................43
   Voting rights................................................................................................43
   Dividend and liquidation rights..............................................................................44
   Anti-takeover provisions in the Articles and Code of Regulations of Peoples Ohio.............................44
Comparison of rights of holders of Peoples Ohio common shares and holders of Peoples Savings common shares......45
   Authorized shares............................................................................................45
   Board of Directors...........................................................................................46
   Voting rights................................................................................................46
   Anti-takeover provisions.....................................................................................47
   Preemptive rights............................................................................................47
   Dividends....................................................................................................47
Anti-takeover statutes applicable to Peoples Ohio and Peoples Savings...........................................47
Director and officer liability and indemnification..............................................................48
   Peoples Ohio.................................................................................................48
   Peoples Savings..............................................................................................49
Other matters...................................................................................................49
Shareholders proposals..........................................................................................49
Legal matters...................................................................................................50
Experts.........................................................................................................50
Where you can find more information.............................................................................50

Appendix A             Agreement of Merger dated August 27, 2001, by and among
                       Peoples Ohio Financial Corporation, Peoples Savings Bank
                       of Troy and Peoples Merger Corp.
Appendix B             Dissenters' rights of shareholders, Ohio Revised Code
                       Section 1701.85
Appendix C             Audit Committee Charter
Appendix D             Peoples Savings Bank of Troy 2001 Stock Option and
                       Incentive Plan

                                     SUMMARY

         This summary highlights selected information from this prospectus/proxy statement. It does not contain all of the information that is important to you. You should read carefully this entire document and the other documents referred to in this document to fully understand the reorganization. For a guide to where you can obtain more information, see "Where you can find more information" on page 50. Page references are included in this summary to direct you to a more complete description of topics discussed in this document.

THE PARTIES (PAGE 9)

         Peoples Ohio Financial Corporation
         Peoples Savings Bank of Troy
         Peoples Merger Corp.
         635 South Market Street
         Troy, Ohio 45373
         (937) 339-5000

         Peoples Ohio Financial Corporation was organized as a corporation under the laws of the State of Ohio on July 20, 2001, for the purpose of becoming the holding company for Peoples Savings. In September 2001, Peoples Ohio applied to the Office of Thrift Supervision to register as a savings and loan holding company. As of the date of this document, Peoples Ohio had no material assets or liabilities.

         Peoples Savings Bank of Troy is an Ohio savings and loan association. Chartered in 1890 as an Ohio mutual savings association, Peoples Savings completed its conversion from the mutual form of ownership to the stock form of ownership in December 1989. With five offices located throughout Miami County and contiguous counties, Peoples Savings currently has assets of $214,840,825.

         Peoples Merger Corp. was formed as an interim savings and loan association on July 31, 2001, solely for the purpose of facilitating the reorganization and is a wholly-owned subsidiary of Peoples Ohio.

ANNUAL MEETING OF PEOPLES SAVINGS SHAREHOLDERS (PAGE 10)

         The Peoples Savings annual meeting of shareholders will take place at 3:00 p.m. on October 31, 2001. If you owned Peoples Savings common shares on September 14, 2001, the record date established for the annual meeting by the Board of Directors, you are entitled to vote at the annual meeting. At the annual meeting, you will be asked to vote upon:

         -        The election of three Directors for terms expiring in 2004;

         - The election of one Director Emeritus for a term expiring in 2002;

         - The Directors' cash compensation for the fiscal year ending June 30, 2002;

         - The adoption of the Peoples Savings Bank of Troy 2001 Stock Option and Incentive Plan; and

         -        The adoption of the merger agreement.

         The nominees for election as Directors and Director Emeritus who receive the greatest number of votes will be elected. A majority of the outstanding shares present in person or by proxy at the annual meeting must vote in favor of the approval of Directors' fees and the stock option plan in order for such fees and plan to be approved. The adoption of the merger agreement will require the affirmative vote of the holders of two-thirds of the outstanding Peoples Savings common shares, or 4,959,767 shares. As of September 14, 2001, the current Directors, executive officers and their affiliates owned, or had voting power, in the aggregate, with respect to 1,857,511 Peoples Savings common shares, or 24.97% of the outstanding shares. Therefore, an additional 3,102,256 common shares, or 41.70% of the outstanding shares, must vote in favor of the merger agreement.

THE REORGANIZATION (PAGE 32)

         Peoples Savings is proposing to reorganize into a holding company structure. The merger agreement provides for the reorganization to be effected through a merger of Peoples Merger Corp., a wholly-owned interim savings bank subsidiary of Peoples Ohio, with and into Peoples Savings in a transaction in which each outstanding share of Peoples Savings will be cancelled in exchange for one share of Peoples Ohio. Upon the closing of the merger transaction, Peoples Savings will become a wholly-owned subsidiary of Peoples Ohio. We have attached the merger agreement to this document as Appendix A and incorporate it by reference into this prospectus/proxy statement. Please read the merger agreement. It is the legal document that governs the reorganization.

BACKGROUND AND REASONS FOR THE REORGANIZATION (PAGE 31)

         The formation of a holding company for Peoples Savings will provide various benefits to Peoples Savings and its shareholders, including greater flexibility in structuring acquisitions and in purchasing holding company shares without adverse tax consequences. In addition, the holding company will provide a more effective structure for responding to the rapidly changing environment in the financial institutions industry.

RISK FACTORS  (PAGE 4)

         There are risks associated with this reorganization. You should carefully consider all of these risks prior to voting your shares.

RIGHTS OF DISSENTING SHAREHOLDERS (PAGE 12)

         Ohio law provides that Peoples Savings shareholders may receive the fair cash value for their shares if, among other requirements, they do not vote in favor of the adoption of the merger agreement and they file a written demand for fair cash value with Peoples Savings.

TERMINATION AND AMENDMENT OF THE MERGER AGREEMENT (PAGE 32)

         We may agree to terminate the merger agreement at any time before the consummation of the reorganization. The merger agreement permits the Boards of Directors of Peoples Ohio, Peoples Savings or Merger Corp. to terminate the merger agreement if:

         - Peoples Savings shareholders do not adopt the merger agreement;

         - The Boards of Directors determine it is not in the best interest of their companies; or

         - The holders of more than 10% of the outstanding shares of Peoples Savings exercise dissenters' rights.

FEDERAL INCOME TAX CONSEQUENCES (PAGE 33)

         The proposed reorganization will be a tax-free reorganization under federal tax laws. You will not recognize any gain or loss for federal income tax purposes upon your receipt of Peoples Ohio common shares.

REGULATORY APPROVALS (PAGE 33)

         In order to complete the reorganization, the Office of Thrift Supervision and the Ohio Division of Financial Institutions must approve the transaction. Peoples Ohio and Peoples Savings have filed the necessary applications and are awaiting approvals.

PER SHARE MARKET PRICE INFORMATION (PAGE 8)

         Currently, Peoples Savings common shares are traded in the over-the-counter stock market under the symbol "PESV." On the date before we printed this document, September 24, 2001, Peoples Savings common shares closed at $3.55 per share. We anticipate that immediately following the reorganization, the market value of Peoples Ohio common shares will be approximately the same as the market value of Peoples Savings' common shares prior to the reorganization.

          RISK FACTORS RELATED TO THE ADOPTION OF THE MERGER AGREEMENT

         You should carefully consider all information in this document, especially the risk factors below, in determining how to vote on the adoption of the merger agreement. We have divided risk factors into two groups:

         -        Risks relating to the consummation of the reorganization; and

         - Risks relating generally to owning common shares of Peoples Savings or Peoples Ohio.

         Generally, the risks associated with holding shares of Peoples Ohio are the same risks that are associated with the Peoples Savings shares you own. As a result, most of the risks discussed below will exist whether or not the reorganization is completed.

RISKS RELATED TO THE CONSUMMATION OF THE REORGANIZATION

         Peoples Savings is currently subject to extensive governmental supervision, regulation and control. Upon consummation of the reorganization, Peoples Ohio will be subject to the following supplemental regulation as a result of the reorganization:

         - Peoples Ohio will be subject to the provisions and restrictions of the Home Owners' Loan Act, will be supervised by the Office of Thrift Supervision and will only be permitted to engage in certain banking activities and activities related to banking. Annual reports will be filed by Peoples Ohio with the Office of Thrift Supervision, which may also conduct examinations of Peoples Ohio. Although these requirements may be costly and burdensome, they are designed to protect the safety and soundness of savings and loan subsidiaries of holding companies.

         - Peoples Ohio will be subject to the provisions of the Securities Act of 1933 and state securities laws. Registration statements will be filed by Peoples Ohio with the Securities and Exchange Commission, as well as with certain state securities commissions for the offer and sale of securities to the public. Presently, Peoples Savings is exempt from the registration requirements of the Securities Act because of a specific exemption for financial institution securities. However, Peoples Savings currently files periodic financial reports, proxy statements and other information with the Office of Thrift Supervision under the Securities Exchange Act of 1934. The additional filings required by the Securities Act after the consummation of the reorganization will increase the expense of regulatory compliance.

RISKS SHARED BY PEOPLES SAVINGS AND PEOPLES OHIO

         Similar to the risks currently associated with an investment in Peoples Savings' shares, an investment in the common shares of Peoples Ohio resulting from the consummation of the reorganization will involve the following risks, any of which may affect the value of Peoples Ohio's shares:

         - INTEREST RATE RISKS. Our profitability is dependent to a large extent on our net interest income. Net interest income is the difference between interest income on interest-earning assets and interest expense on interest-bearing liabilities. Interest rate risks can result from mismatches between the dollar amount of repricing or maturing assets and liabilities and is measured in terms of the ratio of the interest rate sensitivity gap to total assets. Although our management believes it has implemented strategies to reduce the potential effects of changes in interest rates on our results of operations, any substantial and prolonged increase in market interest rates could adversely affect our operating results.

         - STRONG COMPETITION. We face substantial competition in all phases of our operations from a variety of different competitors. We compete for loans, deposits and other financial services in our geographic market with other savings and loan associations, commercial banks, credit unions, finance companies, mutual funds, insurance companies, brokerage and investment banking firms and various other non-bank competitors. Many of our competitors offer services that we do not and have substantially greater resources, name recognition and market presence. Our future success is dependent on our ability to compete effectively in the highly competitive financial institution industry.

         - ECONOMIC DOWNTURNS. The savings and loan industry is susceptible to economic change. Conditions such as inflation, recession, unemployment, volatile interest rates, tight money supply, scarce natural resources, real estate values, international conflicts and other factors beyond Peoples Savings' control can adversely affect the profitability of Peoples Savings. In particular, a downturn in the economic conditions in Ohio could reduce our growth rate, impair our ability to collect loans and generally affect our financial condition and results of operations.

         - INSUFFICIENT ALLOWANCE FOR LOAN LOSSES. Lending money is a substantial part of our business. However, every loan carries a certain risk of non-payment. As a result, we are required by federal and state regulations to create an allowance for loan losses. We cannot be certain that our allowance for loan losses will be sufficient to absorb actual loan losses. Although we evaluate every loan that we make against our underwriting criteria, we may experience losses by reasons of factors beyond our control, such as changes in market conditions affecting the value of real estate and unexpected problems affecting the creditworthiness of our borrowers.

         - LOSS OF KEY OFFICERS AND DIRECTORS. The business success of Peoples Savings and Peoples Ohio will depend to a great extent upon the continuation of the services of the members of the Board of Directors and management of Peoples Savings. The loss of any key personnel by Peoples Savings may have a material adverse effect upon the future prospects of Peoples Savings or Peoples Ohio. We may be unable to retain or replace members of the Board of Directors or senior management or to retain or replace other skilled personnel.

         - NO ACTIVE MARKET FOR SHARES. Peoples Savings' common shares trade on a very limited basis in the local over-the-counter market, primarily in Peoples Savings' geographic service area. While Peoples Ohio presently intends to apply to the National Association of Securities Dealers to have its common stock quoted on The Nasdaq SmallCap Market, there can be no assurance that we will initially meet the listing requirements of Nasdaq or that we will be able to continue to meet such requirements in the future. Even if Peoples Ohio's shares are listed for trading on Nasdaq, the development of an active and liquid market for such shares is unlikely. See "Comparative per share data" on page 8.

                           FORWARD LOOKING STATEMENTS

         The Private Securities Litigation Reform Act of 1995 provides a safe harbor from civil litigation for forward-looking statements. Forward-looking statements include the information concerning future results of operations and those statements proceeded by, followed by or that otherwise include the terms "should," "believe," "expect," "anticipate," "intend," "may," "will," "continue," "estimate" and other expressions that indicate future events and trends. Although Peoples Ohio and Peoples Savings believe that in making such statements, their expectations are based on reasonable assumptions, these statements may be influenced by risks and uncertainties which could cause actual results and trends to be substantially different from historical results or those anticipated depending on a variety of factors. These risks and uncertainties include, without limitation:

         - Revenues following the reorganization are lower than expected or deposit withdrawals, operating costs or customer loss and business disruption following the reorganization are greater than expected;

         - Competition among depository and other financial services companies increases significantly;

         - General economic or business conditions are less favorable than expected, including fluctuations in interest rates;

         -        Adverse changes occur in the securities market; and

         - Legislation or regulatory requirements or changes adversely affect the businesses in which Peoples Ohio is engaged.

         You should understand that these factors, in addition to those discussed elsewhere in this document and in documents that have been incorporated by reference, could affect the future results of Peoples Ohio and Peoples Savings, and could cause those results to be substantially different from those expressed in any forward-looking statements. Peoples Ohio and Peoples Savings do not undertake any obligation to update any forward-looking statement to reflect events or circumstances arising after the date of this document.


             SELECTED CONSOLIDATED FINANCIAL DATA OF PEOPLES SAVINGS

         We have not included pro forma and comparative financial information concerning Peoples Ohio, the proposed savings and loan holding company, because immediately following the effective time of the reorganization, the consolidated financial statements of Peoples Ohio will be substantially the same as Peoples Savings' financial statements immediately prior to the reorganization. Before the closing of the reorganization, Peoples Ohio will not have commenced operations and will have no material assets or liabilities.

         This document is accompanied by a copy of the Annual Report to Shareholders of Peoples Savings. The Annual Report contains the audited financial statements of Peoples Savings for the year ended June 30, 2001. The tables below contain information regarding the financial condition and earnings of Peoples Savings for the five years ended June 30, 2001.

                                                                              At June 30,
                                                  --------------------------------------------------------------------
STATEMENT OF FINANCIAL CONDITION DATA:              2001           2000           1999           1998           1997
                                                  --------       --------       --------       --------       --------

                                                                           (In thousands)
Total amount of:
     Assets                                       $214,841       $205,140       $180,056       $145,175       $126,883
     Held-to-maturity securities - at cost           1,484          1,670          1,956          2,696          3,236
     Loans receivable - net                        197,483        189,878        167,300        131,141        111,256
     Deposits                                      108,398        109,461        107,073         97,453         82,924
     FHLB advances and other borrowings             83,522         74,726         53,918         32,098         30,200
     Shareholders' equity                           21,002         18,702         15,725         13,893         12,570


                                                                           Year ended June 30,
                                                  --------------------------------------------------------------------
STATEMENT OF INCOME DATA:                           2001           2000           1999           1998           1997
                                                  --------       --------       --------       --------       --------
                                                                       (In thousands, except per share data)

Total interest income                             $ 16,338       $ 14,598       $ 12,387       $ 10,667       $  9,375
Total interest expense                               9,392          7,931          6,231          5,243          4,367
Net interest income                                  6,946          6,667          6,156          5,424          5,008
Provision for loan losses                                -             30             50              -              -
Net interest income after provision for loan
  losses                                             6,946          6,637          6,106          5,424          5,008
Non-interest income                                  1,485          1,374          1,109            768            607
Non-interest expense                                 4,737          4,268          3,947          3,551          3,795
Income before income taxes                           3,694          3,743          3,268          2,641          1,820
Federal income taxes                                 1,273          1,263          1,077            878            579
Net income                                           2,421          2,480          2,191          1,763          1,241

Earnings per share:
   Basic                                              0.33           0.33           0.30           0.24           0.17
   Diluted                                            0.32           0.31           0.28           0.23          0.165


                                                                           Year ended June 30,
                                                  --------------------------------------------------------------------
OTHER DATA:                                           2001          2000           1999           1998           1997
                                                    -------       --------       --------       --------       --------

Return on average assets                              1.14%          1.28%          1.35%          1.31%          1.06%
Return on average equity                             11.87          13.62          13.81          12.62          10.02
Average equity to average assets                      9.64           9.37           9.74          10.24          10.54
Dividend payout ratio (1)                             9.09           9.09           6.67           7.81           7.35

--------------------------

(1)      Represents dividends per share divided by basic earnings per share.

                           COMPARATIVE PER SHARE DATA

         Peoples Savings' common shares are traded on the over-the-counter market under the symbol "PESV." The market for Peoples Savings shares is not active or liquid. Although Peoples Savings does not have direct knowledge of the actual prices paid in all transactions, the following prices represent the price ranges recorded for the periods shown according to information furnished by brokers who deal in Peoples Savings common shares:

                                                                 Cash dividend
Quarter ended                 High               Low                  declared
-------------                 ----               ---                  --------

June 30, 2001                 $3.60             $2.94                  -
March 31, 2001                 3.875             3.00                 $0.015
December 31, 2000              4.25              2.875                 -
September 30, 2000             4.25              3.375                 0.015
June 30, 2000                  5.25              3.875                 -
March 31, 2000                 7.00              5.25                  0.015
December 31, 1999              8.00              6.75                  -
September 30, 1999             9.25              8.00                  0.015


         The closing price of Peoples Savings common shares on June 25, 2001, the last trading day before the public announcement of the reorganization, was $3.00. The closing price of Peoples Savings common shares on the last practicable trading day before this document was printed, September 24, 2001, was $3.55. After the consummation of the reorganization, we anticipate that the per share market value of Peoples Ohio's common shares will be approximately the same as the per share market value of Peoples Savings' shares immediately prior to the reorganization.

         In order to list its shares on The Nasdaq SmallCap Market, Peoples Ohio must meet a number of Nasdaq requirements, one of which is that the minimum bid price of Peoples Ohio's shares must be $4.00 per share. Currently, Peoples Savings' shares are trading at $3.55 per share. Accordingly, if the shares of Peoples Ohio trade at a similar price following the consummation of the reorganization, Peoples Ohio will not be eligible to have its shares listed on Nasdaq. Peoples Ohio intends to apply to have its shares quoted on Nasdaq when the bid price for its shares reaches $4.00 per share and is sustained at that price for some period of time. There is no assurance that we will ever meet the requirements of Nasdaq. Even if Peoples Ohio shares are listed on Nasdaq, the development of any active or liquid market for Peoples Ohio's shares is unlikely.

         Presented below are the book value per share and net earnings per share of (a) Peoples Savings on a historical basis and (b) Peoples Ohio on a pro forma basis and as adjusted to reflect the completion of the reorganization as of the beginning of each of the periods indicated. The information in the following table is not necessarily indicative of the results that actually would have been obtained if we had completed the reorganization before the periods indicated.

                                                         At or for the year ended June 30,
                                                    ------------------------------------------
                                                      2001            2000               1999
                                                    --------        --------            ------
PEOPLES SAVINGS HISTORICAL
Net income per share:
   Basic                                              $0.33           $0.33              $0.30
   Diluted                                             0.32            0.31               0.28
Book value per share                                   2.87            2.59               2.29
Cash dividends declared per share                      0.03            0.03               0.02


PEOPLES OHIO PRO FORMA
Net income per share:
   Basic                                              $0.33           $0.33              $0.30
   Diluted                                             0.32            0.31               0.28
Book value per share                                   2.87            2.59               2.29
Cash dividends declared per share                      0.03            0.03               0.02


                            PURPOSE OF THIS DOCUMENT

         This prospectus/proxy statement serves as both a prospectus of Peoples Ohio for the issuance of up to 7,439,650 common shares in connection with the reorganization and a proxy statement of Peoples Savings for the solicitation of proxies by the Board of Directors of Peoples Savings for the Peoples Savings annual meeting of shareholders to be held on October 31, 2001.

         YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR THE INFORMATION TO WHICH WE HAVE REFERRED IN THIS DOCUMENT. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT.


                              REGULATORY APPROVALS

         Peoples Ohio and Peoples Savings have filed applications with the Office of Thrift Supervision and the Ohio Division of Financial Institutions for approval of the reorganization. Peoples Ohio and Peoples Savings know of no reason why the reorganization will not be approved by these regulators.


                                   THE PARTIES

         Peoples Ohio was organized as an Ohio corporation on July 20, 2001, for the purpose of serving as the holding company for Peoples Savings and has applied with the Office of Thrift Supervision to register as a savings and loan holding company. Peoples Ohio currently has no material assets or liabilities.

         Peoples Savings was chartered in 1890 as an Ohio mutual building and savings association and completed a successful conversion from the mutual form to the stock form of organization in December 1989. With a main office in Troy, Ohio, and five branch offices and two trust offices in its primary market area of Miami County, Ohio, and contiguous counties, Peoples Savings is the only independent financial institution headquartered in Troy, Ohio. Peoples Savings is regulated as an Ohio savings and loan association by the Office of Thrift Supervision and the Ohio Division of Financial Institution.

         Historically, Peoples Savings' principal business has consisted of attracting savings deposits from the general public and investing such funds in residential real estate loans made to local borrowers. As a result, Peoples Savings' principal sources of income are interest on mortgage loans and fees for service charges, as well as interest and dividends on investments. Peoples Savings principal expenses are interest paid on deposits and borrowings.

         Peoples Savings has a wholly-owned service corporation, Peoples Savings Building & Savings Service Corporation of Troy, Ohio. During fiscal 1994, the service corporation completed the construction of a fourteen-unit condominium project in Troy, Ohio. The service corporation also has built single-family homes in the Shenandoah Subdivision of Troy, Ohio. During fiscal 2001, the service corporation was not engaged in any activity.

         Peoples Merger Corp. was formed as an interim savings and loan association on July 31, 2001, solely for the purpose of facilitating the reorganization and is a wholly-owned subsidiary of Peoples Ohio.


               THE ANNUAL MEETING OF PEOPLES SAVINGS SHAREHOLDERS

TIME, DATE AND PLACE

         The Peoples Savings annual meeting of shareholders will be held at 3:00 p.m., Eastern Time, on October 31, 2001, at Market Square Community Room, 405 S.W. Public Square, Troy, Ohio 45373.

PURPOSE OF THE MEETING

         At the annual meeting of shareholders, you will be asked to consider and vote upon the election of Directors, the cash compensation of the Directors, the adoption of the Peoples Savings stock option plan and the adoption of the merger agreement.

SHARES OUTSTANDING AND ENTITLED TO VOTE; RECORD DATE

         Only shareholders of record on September 14, 2001, will be entitled to notice of and to vote at the annual meeting of shareholders. At the close of business on September 14, 2001, there were 7,439,650 Peoples Savings common shares outstanding, entitled to vote and held of record by approximately 697 shareholders. Each Peoples Savings share entitles the holder thereof to one vote on all matters properly presented at the annual meeting of shareholders.

VOTES REQUIRED

         Under the Constitution of Peoples Savings, the shareholders present in person or by proxy constitute a quorum. A quorum is necessary to take action on any matter other than adjournment.

         PROPOSAL I - ELECTION OF DIRECTORS. Under Ohio law, the nominees receiving the greatest number of votes will be elected as Directors and Director Emeritus. Shares that are held by a nominee for a beneficial owner and that are represented in person or by proxy at the annual meeting, but for which authority to vote is withheld, are not counted toward the election of Directors or toward the individual nominees specified in the enclosed proxy. If you sign and date the enclosed proxy, but no vote is specified, your shares will be voted FOR the election of all nominees.

         PROPOSAL II - ESTABLISHMENT OF DIRECTORS' CASH COMPENSATION. The affirmative vote of the holders of at least a majority of the shares represented in person or by proxy at the annual meeting is necessary to fix the Directors' cash compensation for the 2001-2002 fiscal year. The effect of an abstention is the same as a vote against the approval of the proposed compensation. If you sign and date the proxy, but no vote is indicated, your shares will be voted FOR the approval of the Directors' compensation.

         PROPOSAL III - ADOPTION OF THE PEOPLES SAVINGS 2001 STOCK OPTION AND INCENTIVE PLAN. The affirmative vote of the holders of at least a majority of the Peoples Savings shares represented in person or by proxy at the annual meeting is necessary to adopt Peoples Savings' 2001 Stock Option and Incentive Plan. Any abstention from the vote is the same as a vote against the stock option plan. If you sign and date the enclosed proxy, but no vote is specified, your shares will be voted FOR the adoption of the stock option plan.

         PROPOSAL IV - ADOPTION OF THE MERGER AGREEMENT. The affirmative vote of the holders of at least two-thirds of the outstanding shares on the record date is required to adopt the merger agreement. The effect of any abstention is the same as a vote against the merger agreement. If you sign and date the proxy, but no vote is indicated, your shares will be voted FOR the adoption of the merger agreement.

VOTING AND SOLICITATION AND REVOCATION OF PROXIES

         We included with each copy of this prospectus/proxy statement a form of proxy for use at the annual meeting of shareholders. This proxy is solicited by the Peoples Savings Board of Directors. Whether or not you attend the annual meeting, the Peoples Savings Board of Directors urges you to cast your vote on the enclosed proxy. If you have executed a proxy and returned it to Peoples Savings, you may revoke the executed proxy at any time before the vote by:

         - filing written notice of revocation with Peoples Savings, at 635 South Market Street, Troy, Ohio 45373;

         -        executing and returning a later-dated proxy; or

         - attending the annual meeting and giving notice of revocation in person.

Your attendance at the annual meeting will not, by itself, serve as a revocation of a proxy.

         We do not expect any matter other than the four proposals discussed below to be brought before the annual meeting of shareholders. The persons named as proxies will use their best judgment in voting with respect to any other matters that properly come before the annual meeting.

         Peoples Savings will pay all expenses incurred in connection with preparing and mailing this prospectus/proxy statement, the accompanying proxy and any other related materials and all other costs incurred in connection with the solicitation of proxies on behalf of the Peoples Savings Board of Directors. Proxies will be solicited by mail and may be further solicited, for no additional compensation, by officers, Directors or employees of Peoples Savings.


                        RIGHTS OF DISSENTING SHAREHOLDERS

         Under Ohio law, you have dissenters' rights with respect to the adoption of the merger agreement. The following is a summary of the steps that you must take if you wish to exercise those dissenters' rights. This description is not complete. You should read Section 1701.85 of the Ohio Revised Code for a more complete discussion of the procedures. A copy of Section 1701.85 is attached as Appendix B to this document. IF YOU FAIL TO TAKE ANY ONE OF THE REQUIRED STEPS SET FORTH IN SECTION 1701.85, YOUR DISSENTERS' RIGHTS MAY BE TERMINATED UNDER OHIO LAW. If you are considering dissenting, you should consult your own legal advisor.

         To exercise dissenters' rights, you must satisfy the following five conditions, among others:

         -        You must be a shareholder of record on September 14, 2001;

         - You must not vote your shares in favor of the adoption of the merger agreement;

         - You must deliver a written demand for the fair cash value of the dissenting shares within 10 days after the Peoples Savings annual meeting;

         - If Peoples Savings requests, you must send your stock certificates to Peoples Savings within 15 days after the request so that a legend may be added to your certificates, stating that a demand for fair cash value has been made; and

         - If you have not reached an agreement as to the fair cash value of your shares with Peoples Savings within three months after the service of your demand, you must file a complaint in court for the determination of the fair cash value.

All demands should be sent to Peoples Savings, 635 South Market Street, Troy, Ohio 45373, Attention: Secretary.

         "Fair cash value" is the amount that a willing seller, under no compulsion to sell, would be willing to accept, and that a willing buyer, under no compulsion to purchase, would be willing to pay. In no event will the fair cash value be in excess of the amounts specified in the dissenting shareholder's demand. Fair cash value is determined as of the day before the annual meeting, excluding any appreciation or depreciation in market value of your shares resulting from the reorganization. The fair cash value of your shares may be higher, the same, or lower than the market value of Peoples Savings shares on the date the reorganization is effected.

         The following is a more detailed description of the conditions you must satisfy to perfect your dissenters' rights:

         - You must be the record holder of the dissenting shares as of September 14, 2001. If you have a beneficial interest in Peoples Savings shares that are held of record in the name of another person, you must cause the shareholder of record to follow the required procedures.

         - You must not vote in favor of the adoption of the merger agreement. This requirement is satisfied if:

                  - You submit a properly executed proxy with instructions to vote "against" the adoption of the merger agreement or to "abstain" from the vote; or

                  - You do not return a proxy or you revoke a proxy and you do not cast a vote at the annual meeting in favor of the adoption of the merger agreement.

                  IF YOU VOTE IN FAVOR OF THE MERGER AGREEMENT, YOU WILL LOSE YOUR DISSENTERS' RIGHTS. IF YOU SIGN AND RETURN A PROXY BUT DO NOT INDICATE A VOTING PREFERENCE ON THE PROXY, THE PROXY WILL BE VOTED FOR THE ADOPTION OF THE MERGER AGREEMENT AND WILL CONSTITUTE A WAIVER OF YOUR DISSENTERS' RIGHTS.

         - You must deliver a written demand with Peoples Savings on or before the 10th day after the annual meeting at which the Peoples Savings shareholders adopted the merger agreement. Peoples Savings will not inform you of the expiration of the 10-day period. The written demand must include your name and address, the number of dissenting shares and the amount you claim as the fair cash value of those shares. Voting against the merger agreement does not constitute a written demand as required under Ohio law.

         - If Peoples Savings requests, you must submit your certificates for dissenting shares to Peoples Savings within 15 days after it sends its request that a legend be placed on the certificates, demonstrating that demand for fair cash value was made. The certificates will be returned to you by Peoples Savings. Peoples Savings intends to make this request to dissenting shareholders.

         - You must file a petition with the court if you do not reach an agreement with Peoples Savings as to the fair cash value of your shares. You must file the petition with the Court of Common Pleas of Miami County, Ohio, for a determination of the fair cash value of the dissenting shares within three months after service of your demand to Peoples Savings for fair cash value. The court will determine the fair cash value per share. The costs of the proceeding, including reasonable compensation to appraisers, will be assessed as the court considers equitable.

         Your right to receive the fair cash value of your dissenting shares will terminate if:

         -        The merger does not become effective;

         -        You fail to deliver timely a written demand on Peoples
                  Savings;

         - You do not, upon request of Peoples Savings, surrender your Peoples Savings certificates in a timely manner;

         -        You withdraw your demand, with the consent of Peoples Savings;
                  or

         - Peoples Savings and you have not come to an agreement as to the fair cash value of the dissenting shares and you have not timely filed a complaint.

               PRINCIPAL HOLDERS OF PEOPLES SAVINGS' COMMON SHARES

          The following table sets forth information with respect to ownership of the common shares of Peoples Savings by any person (including any "group" as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934) who is known to Peoples Savings to be the beneficial owner of more than 5% of the outstanding common shares as of September 14, 2001:

                                                     Amount and
                                                 nature of beneficial                         Percentage
Name and address                                     ownership (1)                        of shares outstanding
----------------                                     -------------                        ---------------------

E. Joseph Lowe                                         698,052                                     9.38%
901 N. Miami Avenue
Miami, Fl. 33136

G. Joseph Reardon                                      437,726 (2)                                 5.86%
10 Colony Park Drive
Troy, Ohio 45373

Ronald B. Scott                                        516,970 (3)                                 6.57%
194 Littlejohn Road
Troy, Ohio 45373

---------------------

 (1) Except as otherwise noted, all beneficial ownership is direct and each beneficial owner exercised sole voting and investment power over the shares.

 (2) Includes 139,516 shares as to which Mr. Reardon shares voting and investment power and 29,344 shares that may be acquired upon the exercise of options.

 (3) Includes 424,653 shares that may be acquired upon the exercise of options.


                       PROPOSAL I - ELECTION OF DIRECTORS

          Peoples Savings' Constitution provides that the Board of Directors will be composed of between five and eleven members and will be divided into three classes approximately equal in size. In accordance with the Constitution of Peoples Savings, the Board of Directors has fixed the number of Directors at nine. The members of each class are elected for a term of three years. One class is elected annually.

          Three Directors will be elected at the annual meeting to serve three-year terms and until their successors are elected and qualified. The Board of Directors has nominated R. Douglas Haines and Richard W. Wallace to stand for election and current Director G. Joseph Reardon to stand for reelection to the Board of Directors at the annual meeting. There are no arrangements known to management between the nominees and any other person pursuant to which nominees were selected.

          A shareholder may nominate a candidate for Director directly. Peoples Savings' Constitution provides that candidates for Directors may be nominated by any shareholder by filing the names of the candidates with the Secretary of Peoples Savings at least two weeks prior to the election.

          Peoples Savings' Constitution provides that the shareholders may elect one or more Directors emeritus for a one-year term and that any Director who retires as a Director, who is not an employee of

Peoples Savings at retirement and who has served continuously as a Director for 10 years is eligible for election as a Director Emeritus. The title Director Emeritus is honorary only. A Director Emeritus may attend meetings of the Board of Directors, but has no power to vote. William E. Eickhoff currently serves Peoples Savings as Director Emeritus, and the Board of Directors has nominated him to stand for reelection at the annual meeting.

         THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE DIRECTORS AND DIRECTOR EMERITUS UNDER PROPOSAL I.

          The persons named in the enclosed proxy intend to vote for the election of the named nominees, unless you mark the proxy to the contrary. If any nominee is unable to serve, all valid proxies will be voted for the election of any substitutes the Board of Directors may recommend. At this time, the Board knows of no reason why any nominee might be unavailable to serve.

          The following table sets forth certain information about each nominee and each current Director:

                                                                                            Common shares
                                                                                        beneficially owned (1)
                                                                                   -------------------------------
                                                 Director       Term to                               Percentage
Name                                Age           since          expire            Amount           of outstanding
----                                ---           -----          ------            ------           --------------

NOMINEE DIRECTORS

R. Douglas Haines                   52                 -             -             1,000                    <1%
Richard W. Wallace                  49                 -             -            18,000 (2)                <1%
G. Joseph Reardon                   68              1984          2001           437,726 (3)                 5.86%

NOMINEE FOR DIRECTOR EMERITUS

William E. Eickhoff                 84              1977          2002             8,556                    <1%

CURRENT DIRECTORS NOT UP FOR ELECTION

Peter E. Jenkins                    66              1979          2003            16,580 (4)               <1%
William L. Lukens                   60              1983          2003           208,940 (5)                2.80%
William J. McGraw                   53              1977          2002           298,684 (6)                4.00%
Thomas E. Robinson                  70              1996          2003           355,568 (7)                4.78%
Ronald B. Scott                     54              1991          2002           516,970 (8)                6.57%
James S. Wilcox                     54              1996          2002           105,348 (9)                1.41%
Donald Cooper                       73              1989          2001 (10)      257,256 (11)               3.44%
Richard W. Klockner                 72              1996          2001 (10)      240,256 (12)               3.22%
All Directors, nominees and
Officers as a group (15 persons)                                               2,715,068 (13)              32.83%

------------------------

(1) Except as otherwise noted, all beneficial ownership is direct and each beneficial owner exercises sole voting and investment power over the shares.

(2) Includes 3,200 shares owned by Mr. Wallace's spouse and 4,000 shares owned by his daughters.

(footnotes continued on next page)

(3) Includes 139,516 shares as to which Mr. Reardon shares voting and investment power and 29,344 shares that may be acquired upon the exercise of options.

(4) Includes 16,580 shares that may be acquired upon the exercise of options.

(5) Includes 160,000 shares as to which Mr. Lukens shares voting and investment power, 4,500 shares owned by his spouse and 20,320 shares that may be acquired upon the exercise of options.

(6) Includes 29,320 shares that may be acquired upon the exercise of options.

(7) Includes 174,784 shares owned by Mr. Robinson's spouse and 6,000 shares that may be acquired upon the exercise of options.

(8) Includes 424,653 shares that may be acquired upon the exercise of options.

(9) Includes 9,360 shares held in Mr. Wilcox's spouses' IRA and 30,000 shares that may be acquired upon the exercise of options.

(10) Messrs. Cooper and Klockner cannot stand for reelection to the Peoples Savings Board of Directors because their age exceeds the maximum age permitted under Peoples Savings' Constitution.

(11) Includes 29,320 shares that may be acquired upon the exercise of options.

(12) Includes 750 shares as to which Mr. Klockner shares voting and investment power, 199,506 shares held by his spouse and 30,000 shares that may be acquired upon the exercise of options.

(13) For executive officers other than Mr. Scott, includes 700 shares as to which executive officers share voting and investment power, 26,000 shares owned by an executive officer's spouse and 214,464 shares that may be acquired by executive officers upon the exercise of options.


          The principal occupation for the last five years of each nominee and Director of Peoples Savings is set forth below. This year's nominees are marked with an asterisk (*).

*R. DOUGLAS HAINES has served in an advisory capacity to Peoples Savings since 1997. Having been employed by Buckeye Mutual State Insurance Company since 1972, Mr. Haines currently holds the position of President, CEO. Mr. Haines is Chairman of the Ohio Insurance Institute, a Director of the American Association of Insurance Services and serves as Vice Chairman on the Upper Valley Medical Center Board of Directors.

*RICHARD W. WALLACE has served in an advisory capacity to Peoples since 1997. Mr. Wallace has been employed by Hartzell Fan, Inc. in Piqua, Ohio since 1988 and currently holds the position of President.

*G. JOSEPH REARDON was elected Chairman of the Board of Peoples Savings in 1989. Mr. Reardon is the retired President of G. Joseph Reardon & Associates, Inc., which acts as a manufacturer's representative. Mr. Reardon also serves as President of the Troy Board of Park Commissioners and is a member of the Troy Planning Commission and a past member of the Troy Foundation. He is past

Chairman of the Troy chapter of the American Heart Association - Heart Sunday and past President of the Troy Area Chamber of Commerce.

WILLIAM E. EICKHOFF served as Chairman of the Board and was the President of Peoples Savings at the time he retired in 1982. Mr. Eickhoff began his service with Peoples Savings in 1958 as a teller. He is a member and past Trustee of Tipp City Senior Citizens and was a member of the Troy Rotary Club until his retirement.

PETER E. JENKINS has been the Mayor of the City of Troy since 1991. Prior to 1991, he worked at two welding manufacturing firms in Troy. Mr. Jenkins is a past President of the Troy City Council, former Board member of the Lincoln Community Center and currently serves on the Board of Directors of the Leadership Troy Program.

WILLIAM E. LUKENS is President of Stillwater Technologies, Inc., a contract manufacturing firm located in Troy. Mr. Lukens is a member and past President of the Troy Rotary Club and is past Chairman of the Board of Trustees of Upper Valley Medical Centers. Mr. Lukens is also President of the Community Improvement Corporation, a Board member of the Edison Foundation Board and a committee member of Habitat for Humanity. In addition, Mr. Lukens is a past Director of the Troy area United Fund, past Chairman of the Business Economic Education Committee for the Troy Area Chamber of Commerce and a past Board member of the Ohio Economic Council.

WILLIAM J. MCGRAW, III, is an attorney and president of Dungan & LeFevre Co., L.P.A., the Troy, Ohio law firm that represents Peoples Savings as general counsel. Mr. McGraw is past President of the Troy Area Chamber of Commerce and the Troy Noon Optimist Club, and founding chairman of Leadership Troy. He is a past Chairman of the Board of Trustees of Upper Valley Medical Centers, and currently serves as a Trustee of the Troy Development Council. Mr. McGraw also serves as Secretary and Director of Peoples Savings' service corporation.

THOMAS E. ROBINSON is a retired executive. Mr. Robinson is active in a number of charitable boards and foundations, including the Ruth Lyons Children's Fund, and is a past member of the Troy Foundation.

RONALD B. SCOTT has served as President and Chief Executive Officer of Peoples Savings since December 1990. He also serves as the President and as a Director of Peoples Savings' service corporation. Mr. Scott has been employed with Peoples Savings since 1987 and previously served as a Senior Vice President and the Chief Financial Officer of Peoples Savings. Mr. Scott is a past Chairman of the Troy Area Chamber of Commerce and currently serves as a Trustee of the Troy Foundation and Vice President of the Paul Duke Foundation. He is a member of the Troy Development Council and is Vice Chairman of the Tax-Incentive Review Council of Miami County.

JAMES S. WILCOX is Vice President of Finance and Chief Financial Officer for PMI Food Equipment Group headquartered in Troy. Mr. Wilcox is a Trustee of the Miami County YMCA and also serves on the Board of Quadlux and Tropitone corporations.

DONALD COOPER has been the President of Captor Corporation, Tipp City, Ohio, a manufacturer of specialized electronic components, since 1967. Mr. Cooper is also a member of the Tipp City Rotary Club and supports Tipp City community projects.

RICHARD W. KLOCKNER is owner and President of Klockner & Associates, a civil engineering company located in Troy, a position he has held since 1979. Mr. Klockner is a member of the Miami County

Home Builders Association, Professional Land Surveyors of Ohio, and the Ohio Society of Professional Engineers.

                               EXECUTIVE OFFICERS

         In addition to the President and Chief Executive Officer, Ronald B. Scott, Peoples Savings has the following executive officers:

MARK A. DOUGLAS is Vice President and Chief Financial Officer of Peoples Savings. Mr. Douglas has been with Peoples Savings since October 1992, primarily serving as Vice President and senior lender. He was appointed by the Board of Directors as Chief Financial Officer in October 2000.

PHILLIP M. JONES has been Vice President of the Trust Division since 1995, when Peoples Savings began its Trust Department.

LINDA A. DANIEL became Vice President of Marketing in March 1999. Prior to joining Peoples Savings, Ms. Daniel was employed by Upper Valley Medical Center for 11 years and served as Vice-President of Communications from 1995 to 1999.

RICHARD K. BENDER is Vice President of Data Processing, a position he has held since October 2000. Mr. Bender joined Peoples as a loan officer in 1993.


                          BOARD MEETINGS AND COMMITTEES

          The Board of Directors of Peoples Savings meets at least once a month and may have additional special meetings. During the fiscal year ended June 30, 2001, the Board of Directors of Peoples Savings met 12 times. The Board of Peoples Savings has an Audit and Compensation Committee, but does not have a nominating committee.

         The Audit Committee, which met three times in fiscal 2001, reviews the annual audit by Peoples Savings' independent certified public accountants and the internal accounting and regulatory reporting of Peoples Savings. The Audit Committee consists of three Directors. See "Report of the Audit Committee."

         The Compensation Committee, consisting of Messrs. Reardon, Cooper, Lukens and Robinson, met twice during fiscal year 2001. The Compensation Committee reviews compensation levels of Peoples Savings' executive officers. See "Report of the Compensation Committee."

          The Board of Directors also has several other standing committees that meet periodically, including the Executive Committee, the Trust Committee, the Real Estate Loan Committee, the Asset and Liability Committee, the EDP Steering Committee, and the Policy and Procedures Committee.

          During fiscal year 2001, each Director attended more than 75% of the meetings of the Board of Directors and the meetings of all committees of the Board of Directors on which each such Director served, except Messrs. Lukens and Robinson.

                             DIRECTORS' COMPENSATION

          The Directors and the Director Emeritus receive compensation for their service to Peoples Savings. The cash compensation paid to members of the Board of Directors during the 2001 fiscal year was: $13,000 annually for the Chairman of the Board, $10,000 annually for each other Director and $200 for each Director for each meeting of the Board of Directors or committee meeting attended. See "Proposal II-- Annual establishment of Directors' compensation." The Director Emeritus receives compensation determined annually by the Board of Directors.

                             EXECUTIVE COMPENSATION

          Except for the Chief Executive Officer, no Director or executive officer of Peoples Savings received more than $100,000 in salary and bonus payments from Peoples Savings during the year ended June 30, 2001. The following table sets forth information about the compensation paid to the Chief Executive
Officer:

                           SUMMARY COMPENSATION TABLE

-------------------------------------------------------------------------------------------------------------------
                                                                              Long Term
                                                                             Compensation         All Other
                                                 Annual Compensation            Awards           Compensation
-------------------------------------------------------------------------------------------------------------------
Name and Principal                                                           Options/SARs
Position                          Year         Salary($)       Bonus($)           (#)               ($)(1)
--------                          ----         ---------       --------           ---               ------

Ronald B. Scott                   2001         $149,872        $60,530           29,355             $3,979
  President, Chief                2000          130,276         62,000           40,000              4,715
  Executive Officer               1999          129,770         60,000           40,000              4,480
  and Director
------------------------------- ---------- ---------------- -------------- ------------------- --------------------


--------------------------

(1) Represents the value of the allocation at the allocation date to the Employee Stock Ownership Plan account of Mr. Scott.

                    STOCK OPTIONS GRANTED IN FISCAL YEAR 2001

          The following table sets forth information regarding stock options awarded during fiscal year 2001 to Mr. Scott. This grant is also reflected in the summary compensation table. The hypothetical realizable values for the option grants are shown based on compound annual rates of stock price appreciation of 5% and 10% from the grant date to the expiration date. The assumed rates of appreciation are prescribed by the proxy rules administered by the Office of Thrift Supervision, are for illustration purposes only and they are not intended to predict future stock prices, which will depend upon market conditions and Peoples Savings' future performance and prospects.

                                                                                        Potential realizable value
                                         % of total                                      at assumed annual rate of
                                           options                                       stock price appreciation
                                         granted to        Exercise                           for option term
                           Options      employees in        price        Expiration
                           granted       fiscal 2001      ($/Share)         date          5% ($)          10% ($)
                           -------       -----------      ---------         ----          ------          -------

Ronald B. Scott             29,355          26.99%          $3.975       8/28/2010        $73,383          $185,967


          The following table sets forth certain information concerning stock option exercises during fiscal year 2001 by Mr. Scott and information concerning option values.

Aggregate option exercises in last fiscal year and fiscal year-end option values
--------------------------------------------------------------------------------


                                                                                                         Value of
                                                                                                    unexercised in-the-
                                                                          Number of securities         money options
                                                                         underlying unexercised        at 6/30/01($)
                                                                         options at 6/30/01(#)              (1)

                                 Shares acquired          Value               Exercisable/             Exercisable/
Name                              on exercise(#)      realized ($)           unexercisable             unexercisable
----                              ---------------     ------------           -------------             -------------

Ronald B. Scott                        -0-                 -0-                  424,653/-0-               $460,018/-0-


--------------------------

(1) An option is "in-the-money" if the fair value of the underlying shares exceed the market price of the option. The figure represents the value of the unexercised options, determined by multiplying the number of unexercised options by the difference between the exercise price of the option and the $3.00 market price for the common shares on June 30, 2001.


                      REPORT OF THE COMPENSATION COMMITTEE

         The Compensation Committee reviews the compensation levels of the executive officers, including the Chief Executive Officer, each year. The Compensation Committee utilizes independent surveys of compensation of officers in the thrift industry, taking into account comparable asset bases and geographic locations. Based on the foregoing factors, the Compensation Committee establishes the compensation of the Chief Executive Officer and the overall budget for compensation of all other executive officers.

            Compensation policies toward executive officers generally

         The Compensation Committee's executive compensation policies are designed to provide competitive levels of compensation that will attract and retain qualified executives and will reward individual performance, initiative and achievement, while enhancing overall corporate performance and shareholder value. The compensation program for executive officers consists of three elements - a base salary component, a performance cash bonus and a grant of stock options.

         The objectives of the performance bonuses are to motivate and reward the executive officers in connection with the accomplishment of annual objectives of Peoples Savings, to reinforce a strong performance orientation with differentiation and variability in individual awards based on contribution to annual and long-range business results and to provide a competitive compensation package that will attract, reward and retain individuals of the highest quality. Performance bonuses are granted based upon objectives set by management.

         The objectives of the stock options are to motivate and reward the executive officers based on each individual's contribution to the total performance of Peoples Savings and to reinforce a strong performance orientation.

                       Determination of CEO's compensation

          Mr. Scott's compensation was based upon the Compensation Committee's evaluation of his performance, as well as Peoples Savings' long-term performance measured by earnings, capital growth, return on assets, return on equity, asset quality and total shareholder return. The Board of Directors also evaluated past stated objectives developed by the Compensation Committee and Mr. Scott and his success in achieving these objectives. These objectives included measuring Peoples Savings' performance against its peer group in total shareholder return, return on assets, return on equity, earnings and asset quality of Peoples Savings. The Compensation Committee believes that the level of compensation paid to Mr. Scott in 2001 was fair and reasonable when compared with compensation levels in the thrift industry reported in various independent surveys. The compensation earned by Mr. Scott in fiscal 2001 reflects the significant management and leadership responsibilities required of him and the effective manner in which those responsibilities were fulfilled.

                             COMPENSATION COMMITTEE
                                G. Joseph Reardon
                                  Donald Cooper
                                William E. Lukens
                               Thomas E. Robinson

COMPENSATION COMMITTEE INTERLOCKS

         During the last fiscal year, no member of the Compensation Committee was a current or former executive officer or employee of Peoples Savings or had a reportable business relationship with Peoples Savings.

PERFORMANCE GRAPH

         The following graph and table show the cumulative total return on the Peoples Savings common shares for the last five fiscal years ended June 30, 2001, compared to the cumulative total return of (i) the SNL Securities All Publicly Traded Thrifts Index and (ii) the Russell 2000 Index. Cumulative total return on the shares or the indices equals the total increase in value since June 30, 1996, assuming reinvestment of all dividends paid on the shares or the index, respectively. The graph and table were prepared assuming that $100 was invested at the closing price on June 30, 1996 in the Peoples Savings shares and in each of the indices. The shareholder returns shown on the performance graph are not necessarily indicative of the future performance of the Peoples Savings shares or of any particular index.

                                    [GRAPH]


                  Peoples Savings    SNL            Russell 2000
----------------- ------------------ -------------- -------------------
June 30, 1996     100.0              100.0          100.0
----------------- ------------------ -------------- -------------------
June 30, 1997     150.7              161.3          116.1
----------------- ------------------ -------------- -------------------
June 30, 1998     346.4              215.3          135.3
----------------- ------------------ -------------- -------------------
June 30, 1999     443.2              179.7          137.1
----------------- ------------------ -------------- -------------------
June 30, 2000     215.0              146.6          156.2
----------------- ------------------ -------------- -------------------
June 30, 2001     159.2              249.1          157.1
----------------- ------------------ -------------- -------------------

                          REPORT OF THE AUDIT COMMITTEE

         The Audit Committee is comprised of three Directors, all of whom are considered "independent" under Rule 4200(a)(14) of the National Association of Securities Dealers' listing standards. The Audit Committee is responsible for overseeing Peoples Savings' accounting functions and controls, as well as recommending to the Board of Directors an accounting firm to audit Peoples Savings' financial statements. The Audit Committee has adopted a charter to set forth its responsibilities (the "Charter"). A copy of the Charter is attached to this document as Appendix C.

         As required by the Charter, the Audit Committee received and reviewed the report of BKD LLP regarding the results of their audit, as well as the written disclosures and the letter from BKD required by Independence Standards Board Standard No. 1. The Audit Committee reviewed the audited financial statements with the management of Peoples Savings. A representative of BKD also discussed with the Audit Committee the independence of BKD from Peoples Savings, as well as the matters required to be discussed by Statement of Auditing Standards 61. Discussions between the Audit Committee and the representative of BKD included the following:

         - BKD's responsibilities in accordance with generally accepted auditing standards;

         - The initial selection of, and whether there were any changes in, significant accounting policies or their application;

         -        Management's judgments and accounting estimates;

         -        Whether there were any significant audit adjustments;

         -        Whether there were any disagreements with management;

         -        Whether there was any consultation with other accountants;

         - Whether there were any major issues discussed with management prior to BKD's retention;

         - Whether BKD encountered any difficulties in performing the audit;

         - BKD's judgments about the quality of Peoples Savings' accounting principles; and

         - BKD's responsibilities for information prepared by management that is included in documents containing audited financial statements.

         Based on its review of the financial statements and its discussions with management and the representative of BKD, the Audit Committee did not become aware of any material misstatements or omissions in the financial statements. Accordingly, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Annual Report on Form 10-K for the year ended June 30, 2001, to be filed with the Office of Thrift Supervision.

                                 Audit Committee
                                  Donald Cooper
                                 James S. Wilcox
                                William J. McGraw

                               CURRENT ACCOUNTANTS

         BKD LLP conducted the independent audit of Peoples Savings for the year ended June 30, 2001, and the Board of Directors has selected BKD as the independent accountant of Peoples Savings for the fiscal year ending June 30, 2002. Management of Peoples Savings expects that a representative of BKD will be present at the annual meeting and will have the opportunity to make a statement and respond to appropriate questions.

AUDIT FEES

         During the year ended June 30, 2001, BKD billed $37,365 in fees for professional services in connection with the audit of Peoples Savings' annual financial statements and the review of financial statements included in Peoples Savings' quarterly reports and annual reports on Forms 10-Q and 10-K.

FINANCIAL INFORMATION SYSTEMS DESIGN AND IMPLEMENTATION FEES

         During 2001, no fees were incurred by Peoples Savings from BKD for professional accounting services to design, implement or manage, hardware or software that collects or generates information significant to Peoples Savings' financial statements.

ALL OTHER FEES

         During 2001, BKD billed Peoples Savings $48,910 in fees for services rendered by BKD for all accounting services other than the services discussed under the headings AUDIT FEES and FINANCIAL INFORMATION SYSTEMS DESIGN AND IMPLEMENTATION FEES above.


                         CHANGE IN CERTIFYING ACCOUNTANT

          Prior to August 28, 2000, KPMG LLP served as Peoples Savings' independent public accountant. As part of management's continuing review of operations, Peoples Savings reviewed the selection of Peoples Savings' independent public accountants in 2000.

          After completing its review, the Board of Directors, serving in the capacity of the Audit Committee, approved the change in accountants from KPMG to BKD LLP, effective August 28, 2000. In connection with its audits for the two fiscal years ended June 30, 2000, and the subsequent interim period through August 28, 2000, KPMG did not have any disagreement with Peoples Savings on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreement, if not resolved to the satisfaction of KPMG, would have caused them to make reference in connection with their report on Peoples Savings' financial statements to the subject matter of the disagreement. The decision to terminate KPMG as Peoples Savings' independent public accountants was approved by Peoples Savings' Board of Directors.

          The report of KPMG on Peoples Savings' financial statements for the years ended June 30, 1999 and June 30, 2000 did not contain an adverse opinion or disclaimer of opinion, and was not qualified or modified as to uncertainty, audit scope or accounting principles. During that period, there were no "reportable events" within the meaning of Item 304(a)(l)(v) of Regulation S-K, promulgated under the Securities Act of 1933.

          Peoples Savings requested that KPMG furnish a letter addressed to the Office of Thrift Supervision stating whether KPMG agreed with the above statements. KPMG furnished Peoples Savings with such a letter dated August 28, 2000, a copy of which was filed as Exhibit 16 to a current report on Form 8-K with the Office of Thrift Supervision filed by Peoples Savings on August 29, 2000.


                    TRANSACTIONS WITH DIRECTORS AND OFFICERS

         Currently, Peoples Savings makes loans to directors who are not full-time employees of Peoples Savings in the ordinary course of business and on the same terms and conditions, including interest rates and collateral, as those of comparable loans to other persons. Peoples Savings also has a policy whereby Peoples Savings will make loans to its full-time employees, including directors and employees who are full-time employees, at an interest rate that is 1% less than the interest rate charged for comparable loans to other persons. This 1% reduction in interest rate is subject to the condition that the employees sign an agreement that the interest rate will be increased by 1% should the employee's employment with Peoples Savings terminate for any reason.

         The following table sets forth certain information regarding loans made on terms more favorable than those offered to the public to executive officers and Directors of Peoples Savings whose indebtedness to Peoples Savings exceeded $60,000 at any time since July 1, 2000:

                                                                                              Largest
                                                                                   Rate        balance       Balance at
                                             Date                                   of       during year      June 30,
Name                    Position          Originated    Loan Type                 Interest  ended 6/30/01       2001
----                    --------          ----------    ---------                 --------  -------------    ----------

Ronald B. Scott         President, CE-      11/2/93     Mortgage (Residence)        6.000%   $  62,575       $  56,975
                                            4/19/97     Home Equity                 7.740%       3,145               -
                                            4/19/97     Equity Line of Credit      10.500%      42,165               -
                                            3/29/01     Equity Line of Credit       7.000%      42,505          41,766

Mark A. Douglas         Vice-President     11/20/98     Mortgage (Residence)        5.750%    $109,995        $107,602

Phillip M. Jones        Vice-President       7/8/98     Mortgage (Residence)        6.125%    $122,179        $120,502
                                             7/8/98     Equity Line of Credit      8.5000%      24,590          14,975

Linda A. Daniel         Vice-President      3/27/98     Mortgage (Residence)        5.650%    $201,252        $196,463
                                            9/28/00     Automobile                  7.500%      24,041          21,404
                                            9/11/98     Home Equity                 9.740%      19,625               -
                                            5/30/01     Equity Line of Credit       6.000%      37,359          37,356

Richard K. Bender       Vice-President     10/25/95     Mortgage (Residence)        6.000%   $  76,101       $  71,892
                                             3/6/97     Home Equity                 7.750%       2,274               -
                                             3/2/96     Equity Line of Credit       9.000%           -               -

         None of the outstanding loans to Directors and executive officers involve more than the normal risk of collectibility or present other unfavorable features, and all are current in their payments.


                           RELATED PARTY TRANSACTIONS

          In fiscal year 2001, Dungan & LeFevre Co., L.P.A., the law firm in which William J. McGraw, a Director of Peoples Savings, is an attorney and President, performed legal services for Peoples Savings related to loan transactions, such as title examinations and document preparation. For these services,

Dungan & LeFevre received $21,975 in legal fees paid by borrowers of Peoples Savings. The firm also received $13,225 for other legal services primarily relating to litigation in which Peoples Savings was involved. In addition, the firm received an annual $18,713 retainer for non-litigation legal services to Peoples Savings.

          Title Safe Agency, Inc., is a real estate title insurance agency wholly-owned by Dungan & LeFevre. In fiscal year 2001, Title Safe Agency performed services for Peoples Savings related to loan transactions, such as title insurance and commitments, title examinations and post-closing services. Borrowers of Peoples Savings paid Title Safe Agency $158,218 for services related to their loan transactions.


             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

          Section 16(a) of the Securities Exchange Act of 1934 requires Peoples Savings' Directors and executive officers to file with the Office of Thrift Supervision initial reports of ownership and reports of changes in ownership of the common shares of Peoples Savings. Peoples Savings assists its Directors and executive officers in completing and filing these reports. To Peoples Savings' knowledge, based solely on a review of these reports, during the past fiscal year, all Section 16(a) filing requirements applicable to Peoples Savings' Directors and executive officers were complied with in a timely fashion.


             PROPOSAL II - ESTABLISHMENT OF DIRECTORS' COMPENSATION

          The Ohio Revised Code and the Constitution of Peoples Savings requires the shareholders to fix the cash compensation of the members of the Board of Directors of Peoples Savings. For the fiscal year ending June 30, 2002, the Board of Directors proposes that the compensation to be paid to Directors should be: $13,000 for the Chairman of the Board; $10,000 for each other Director; and $200 for each Director for each meeting of the Board of Directors or committee meeting attended.

          THE BOARD OF DIRECTORS RECOMMENDS YOU VOTE "FOR" THE DIRECTORS' COMPENSATION PROPOSED.


      PROPOSAL III - ADOPTION OF THE PEOPLES SAVINGS 2001 STOCK OPTION AND
                                 INCENTIVE PLAN

         GENERAL. Currently, Peoples Savings has one stock option plan that was adopted by shareholders in October 1995. Pursuant to this 1995 plan, there were 720,000 shares of Peoples Savings reserved for issuance, and options to acquire 640,500 shares have been awarded. The Board of Directors of Peoples Savings has decided to create a new stock option plan and has adopted the Peoples Savings 2001 Stock Option and Incentive Plan, a copy of which is attached as Appendix D. This stock option plan must be approved by the affirmative vote of the holders of a majority of the shares of Peoples Savings represented in person or by proxy at the annual meeting. If this plan is adopted, options to acquire an additional 679,500 shares will be available for issuance under the 1995 and 2001 stock option plans. If the reorganization is affected, the stock option plan will be assumed by Peoples Ohio.

         The following is a summary of the terms of the stock option plan and is qualified in its entirety by reference to the full text of the stock option plan, a copy of which is attached as Exhibit D.

         PURPOSE, ADMINISTRATION AND ELIGIBILITY. The purposes of the stock option plan include to promote and advance the interests of Peoples Savings and its shareholders by enabling Peoples Savings to attract, retain and reward directors and employees of Peoples Savings and to strengthen the mutuality of interests between the directors and employees and Peoples Savings shareholders by providing the directors and employees with a proprietary interest in pursuing the long-term growth, profitability and financial success of Peoples Savings. All nine directors and approximately 70 employees are eligible to participate in the stock option plan. The stock option plan will be administered by a committee comprised of at least three directors of Peoples Savings.

         TERMS OF THE STOCK OPTION PLAN. The stock option plan provides for the reservation of a maximum of 600,000 shares of Peoples Savings for issuance by Peoples Savings upon the granting of options to certain Directors and employees of Peoples Savings. Any shares issued under the stock option plan will come from authorized but unissued shares. The stock option plan provides that, if the reorganization is effected, the shares to be issued upon the exercise of all outstanding stock options or future awarded stock options will be common shares of Peoples Ohio.

         As shares are issued to Directors and officers of Peoples Savings who receive and exercise options under the stock option plan, the voting power of the Directors and officers of Peoples Savings on any matters submitted to Peoples Savings shareholders, including changes of control, will increase.

         OPTION TERMS. Options granted to the officers and employees under the stock option plan may be incentive stock options within the meaning of Section 422 of the Code, or may be options that do not qualify under Section 422 of the Internal Revenue Code, non-qualified stock options. Options granted under the stock option plan to Directors who are not employees of Peoples Savings will be non-qualified stock options.

         The exercise price of each option granted under the stock option plan will be determined by the stock option committee at the time the option is granted. However, the exercise price of an option may not be less than 100% of the fair market value of the shares on the date of the grant. In addition, the exercise price of an incentive stock option may not be less than 110% of the fair market value of the shares on the date of the grant if the recipient owns more than 10% of the outstanding common shares of Peoples Savings. Subject to certain exceptions specified in the stock option plan or as otherwise specified by the committee at the time of grant, stock options are immediately exercisable in full. No stock option will be exercisable after the expiration of ten years from the date of the grant. However, if a recipient of an incentive stock options owns a number of shares representing more than 10% of Peoples Savings shares outstanding at the time the incentive stock options is granted, the term of the incentive stock options will not exceed five years. If the fair market value of shares awarded pursuant to an incentive stock option that is exercisable for the first time during any calendar year by a participant under the stock option plan exceeds $100,000, the incentive stock option will be considered a non-qualified stock option to the extent of such excess.

         An option recipient cannot transfer or assign an option other than by will or in accordance with the laws of descent and distribution. Termination of an option recipient's employment for cause, as defined in the stock option plan, will result in the annulment of any outstanding exercisable options. Any outstanding options that are not exercisable will terminate upon the resignation, removal or retirement of a Director of Peoples Savings, or upon the termination of employment of an officer or employee of Peoples Savings, except in the case of death or disability of the option recipient or a change in control of Peoples Savings.

         Peoples Savings will receive no monetary consideration for the granting of options under the stock option plan. Upon the exercise of options, Peoples Savings will receive payment of cash or, if acceptable to the committee, common shares or outstanding awarded stock options.

         The committee may include as a term of any option granted under the stock option plan the right, but not the obligation, of Peoples Savings to purchase all or any amount of the common shares acquired by an optionee pursuant to the exercise of any such options. The purchase right will provide for, among other terms, a specified duration of the purchase right, a specified price per common share to be paid upon the exercise of the purchase right and a restriction on the disposition of the common shares by the optionee during the period of the purchase right.

         STOCK APPRECIATION RIGHTS. The committee may include a stock appreciation right as a component of an option or independent of an option. The stock appreciation right would entitle the recipient to receive a number of Peoples Savings common shares or cash, or combination thereof, as the committee shall determine, equal to the amount by which the fair market value of the common shares subject to the stock appreciation right exceeds the exercise price of the stock appreciation right.

         TAX TREATMENT OF INCENTIVE STOCK OPTIONS. A participant who is granted an incentive stock option will not recognize taxable income either on the date of the grant or on the date of exercise, although the alternative minimum tax may apply. Upon disposition of shares acquired from the exercise of an incentive stock option, long-term capital gain or loss is generally recognized in an amount equal to the difference between the amount realized on the sale or disposition and the exercise price. If the participant disposes of the shares within two years of the date of the grant or within one year from the date of the transfer of the shares to the participant, a disqualifying disposition, however, then the participant will recognize ordinary income, as opposed to capital gain, at the time of disposition in an amount generally equal to the lesser of (i) the amount of gain realized on the disposition, or (ii) the difference between the fair market value of the shares received on the date of exercise and the exercise price. Any remaining gain or loss is treated as a short-term or long-term capital gain or loss, depending upon the period of time the shares have been held.

         Peoples Savings is not entitled to a tax deduction upon either the exercise of an incentive stock option or the disposition of shares acquired pursuant to such exercise, except to the extent that the participant recognizes ordinary income in a disqualifying disposition. Ordinary income from a disqualifying disposition will constitute compensation, but will not be subject to tax withholding, nor will it be considered wages for payroll tax purposes. Peoples Savings reserves the right to require tax withholding if it determines that such withholding is necessary to comply with changes in the Internal Revenue Code.

         If the holder of an incentive stock option pays the exercise price, in whole or in part, with previously acquired shares, the exchange should not affect the incentive stock option tax treatment of the exercise. Upon exchange, and except as otherwise described herein, no gain or loss is recognized by the participant upon delivering previously acquired shares to Peoples Savings, and shares received by the participant equal in number to previously acquired shares exchanged will have the same basis and holding period for long-term capital gain purposes as the previously acquired shares. (The participant, however, will not be able to utilize the prior holding period for the purpose of satisfying the incentive stock option statutory holding period requirements for avoidance of a disqualifying disposition.) Shares received by the participant in excess of the number of shares previously acquired will have a basis of zero and a holding period that commences as of the date the shares are transferred to the participant upon the exercise of the incentive stock option. If the exercise of an incentive stock option is effected using shares previously acquired through the exercise of an incentive stock option, the exchange of such previously acquired shares will be considered a disposition of such shares for the purpose of determining whether a disqualifying disposition has occurred.

         TAX TREATMENT OF NON-QUALIFIED OPTIONS. A participant receiving an option that does not qualify as an incentive stock option does not recognize taxable income on the date of the grant of the option, provided that the option does not have a readily ascertainable fair market value at the time it is granted. The participant must recognize ordinary income generally at the time of exercise of a non-qualified option in the amount of the difference between the fair market value of the shares on the date of exercise and the option price. The ordinary income received will constitute compensation for which tax withholding by Peoples Savings generally will be required. The amount of ordinary income recognized by a participant will be deductible by Peoples Savings in the year that the participant recognizes the income if Peoples Savings complies with the applicable withholding requirement.

         If, at the time of exercise, the sale of the shares could subject the participant to short-swing profit liability under Section 16(b) of the Securities Exchange Act of 1934, such person generally will not recognize ordinary income until the date that the participant is no longer subject to such
Section 16(b) liability. Upon such date, the participant will recognize ordinary income in an amount equal to the fair market value of the shares on such date less the option exercise price. Nevertheless, the participant may elect under
Section 83(b) of the Internal Revenue Code within 30 days of the date of exercise to recognize ordinary income as of the date of exercise, without regard to the restriction of Section 16(b).

         Shares acquired upon the exercise of a non-qualified option will have a tax basis equal to their fair market value on the exercise date, or other relevant date on which ordinary income is recognized, and the holding period for the shares generally will begin on the date of exercise or such other relevant date. Upon subsequent disposition of the shares, the participant will recognize long-term capital gain or loss if the participant has held the shares for more than one year prior to disposition, or short-term capital gain or loss if the participant has held the shares for one year or less.

         If a holder of a non-qualified option pays the exercise price, in whole or in part, with previously acquired shares, the participant will recognize ordinary income in the amount by which the fair market value of the shares received exceeds the exercise price. The participant will not recognize gain or loss upon delivering such previously acquired shares to Peoples Savings. Shares received by a participant equal in number to the previously acquired shares exchanged therefor will have the same basis and holding period as such previously acquired shares. Shares received by a participant in excess of the number of such previously acquired shares will have a basis equal to the fair market value of such additional shares as of the date ordinary income is recognized. The holding period for such additional shares will commence as of the date of exercise or such other relevant date.

         TAX TREATMENT OF STOCK APPRECIATION RIGHTS. A participant in the stock option plan is not taxed upon the grant of stock appreciation rights. Instead, participants will generally be taxed on the exercise date, at ordinary income rates, on the amount of each received and the fair market value of any common shares received. However, if the sale of common shares could subject a participant to liability under Section 16(b) of the Exchange Act, the participant generally will not recognize ordinary income with respect to the common shares until the participant is no longer subject to such liability, at which time the participant will recognize ordinary income in an amount equal to the fair market value of common shares on such date.

         The committee may grant options under the stock option plan to the Directors, officers and employees of Peoples Savings in the future at such times as they deem most beneficial to Peoples Savings on the basis of the individual participant's responsibility, tenure and future potential.

         No awards will be granted under the stock option plan prior to its approval by the shareholders of Peoples Savings. Future grants under the stock option plan will be made in the discretion of the committee, and accordingly, are not yet determinable.

THE BOARD OF DIRECTORS RECOMMENDS YOU VOTE "FOR" THE ADOPTION OF THE PEOPLES SAVINGS 2001 STOCK OPTION AND INCENTIVE PLAN.


                 PROPOSAL IV - ADOPTION OF THE MERGER AGREEMENT

         The following is a summary of the material provisions of the merger agreement, a copy of which we have attached as Appendix A. We urge you to read the merger agreement carefully for details of the reorganization and the terms and conditions of the merger agreement.

BACKGROUND AND REASONS FOR THE REORGANIZATION

         After examining the advantages of forming a holding company for Peoples Savings, the Board of Directors approved on June 25, 2001, the incorporation of Peoples Ohio and the other steps necessary to complete the reorganization. The reorganization will provide a more suitable corporate structure for responding to the rapidly changing environment in the financial institutions industry. This holding company structure will provide greater flexibility to:

         -        Acquire other financial institutions;

         -        Purchase our own shares; and

         -        Diversify and expand services.

                  ACQUISITIONS. One of the advantages to forming a holding company is the increased flexibility in structuring acquisitions. The only manner in which Peoples Savings presently may acquire another financial institution is by a merger of the institution with or into Peoples Savings or by the purchase of all of the assets and the assumption of all of the liabilities of the entity. Whether through a merger or a purchase and assumption transaction, the legal identity of one of the two institutions must necessarily terminate.

                  Like a savings association, a savings and loan holding company may merge another financial institution with or into a subsidiary savings association of the holding company or may acquire another financial institution through a purchase and assumption transaction. Yet, a savings and loan holding company also may acquire all of the outstanding shares of another institution, as a result of which the holding company would own the entity as a separate wholly-owned subsidiary and would be designated a "multiple" savings and loan holding company.

                  SHARE REPURCHASES. In the event the Board of Directors decides that it would be in the best interests of Peoples Savings and its shareholders to repurchase some of its shares, the repurchase would result in adverse tax consequences related to the recapture of the bad debt reserve. In contrast, Peoples Ohio will be able to repurchase shares without these adverse tax consequences.

                  DIVERSIFICATION AND EXPANSION. Peoples Ohio is in the process of registering as a savings and loan holding company under the Home Owners' Loan Act of 1934. As a savings and loan holding company, Peoples Ohio may be permitted to engage under certain circumstances in an array of business activities which may be broader than the activities in which Peoples Savings may currently engage. Although neither Peoples Ohio nor Peoples Savings has any current intentions to pursue activities not closely related to banking, the status of Peoples Ohio as a savings and loan holding company will provide greater flexibility in providing the type of products and services which will help meet the challenges of the increasingly competitive financial institutions industry.

         Although the Board of Directors of Peoples Savings considered the foregoing benefits in making its decision to pursue the reorganization, there are no present plans to engage in activities unrelated to the savings and loan industry, to acquire other savings and loan associations or to repurchase shares. Any decision to engage in unrelated activities, to acquire another association or to repurchase shares will depend upon future business opportunities and applicable federal and state regulations.

         Peoples Savings' Board of Directors recognizes that some increased costs will be incurred in the operation of a holding company and that the securities of Peoples Ohio, unlike those of Peoples Savings, must be registered with the Securities and Exchange Commission. Nevertheless, the Board of Directors believes that the holding company reorganization is in the best interests of Peoples Savings and its shareholders.

         THE BOARD OF DIRECTORS OF PEOPLES SAVINGS UNANIMOUSLY RECOMMENDS THAT THE PEOPLES SAVINGS SHAREHOLDERS VOTE "FOR" THE ADOPTION OF THE MERGER AGREEMENT.

EXCHANGE OF PEOPLES SAVINGS SHARES

         If the holders of at least two-thirds of the outstanding common shares of People on the record date adopt the merger agreement and if all necessary regulatory approvals are received, Peoples Savings will become a wholly-owned subsidiary of Peoples Ohio. This reorganization will be accomplished through the merger of Merger Corp., a wholly owned subsidiary of Peoples Ohio, with and into Peoples Savings. After the closing of the merger, Peoples Savings will be the surviving entity, continuing to exist as a savings and loan association organized under the laws of the State of Ohio.

         At the effective time of the merger, each shareholder of Peoples Savings will become a shareholder of Peoples Ohio. As a shareholder of Peoples Ohio, you will own the same number of common shares of Peoples Ohio that you owned of Peoples Savings.

EXCHANGE OF CERTIFICATES EVIDENCING PEOPLES SAVINGS COMMON SHARES

         After the reorganization, each outstanding share certificate of Peoples Savings will, for all corporate purposes, represent the number of whole shares of Peoples Ohio that the holder would be entitled to receive upon its surrender.

         Peoples Savings and Peoples Ohio will require that you exchange your present share certificates of Peoples Savings for share certificates of Peoples Ohio. You will not receive any dividends that have been declared on your shares until you exchange your certificates. After the reorganization is effective, Peoples Savings and Peoples Ohio will send you instructions for surrendering your current share certificate(s). If you have lost or misplaced your Peoples Savings share certificate(s), you should call immediately Peoples Savings' transfer agent, Registrar and Transfer Company, at
(908) 497-2300. The transfer agent will mail you instructions for replacing the lost certificate.

CONDITIONS

         The reorganization will not occur unless all of the following conditions are met:

         - The holders of at least two-thirds of the outstanding shares of Peoples Savings vote to adopt the merger agreement.

         - The Ohio Division of Financial Institutions approves the merger of Merger Corp. into Peoples Savings. Peoples Savings filed an application with the Ohio Division in September 2001, and the application is pending.

         - The Office of Thrift Supervision approves Peoples Ohio's application to register as a savings and loan holding company. Peoples Ohio filed an application with the Office of Thrift Supervision in September 2001, and the application is pending.

         Peoples Savings has no reason to believe that the reorganization will not be approved by the regulators. In general, the savings and loan regulators may disapprove this transaction if the reorganization would not be consistent with safe and sound savings and loan practices or would not be in the public interest.

EFFECTIVE TIME

         Following the adoption of the merger agreement and the receipt of all required regulatory approvals, Peoples Savings and Merger Corp. will file a Certificate of Merger with the Secretary of State of the State of Ohio in order to complete the reorganization. It is anticipated that the reorganization will be completed during the quarter ending December 31, 2001.

TERMINATION AND AMENDMENT

         At any time before the effective date of the reorganization, the merger agreement may be amended by the Boards of Directors of Peoples Ohio, Peoples Savings and Merger Corp., except that, if the Peoples Savings shareholders have already voted to adopt the merger agreement, the Boards of Directors may not approve any amendment that would materially and adversely affect the rights of Peoples Savings shareholders without their further approval. The reorganization may be abandoned if one of the following occurs:

         - Less than two-thirds of the outstanding common shares of Peoples Savings vote to adopt the merger agreement;

         - One of the Boards of Directors of the parties to the merger agreement determines that the reorganization is not in its shareholders' best interests; or

         - The holders of more than 10% of the outstanding common shares of Peoples Savings exercise dissenters' rights.

BOARD OF DIRECTORS AND MANAGEMENT OF PEOPLES OHIO FOLLOWING THE REORGANIZATION

         After the reorganization, as a shareholder of Peoples Ohio, you will no longer elect Directors of Peoples Savings, but you will elect the Directors of Peoples Ohio. The current Directors of Peoples Ohio are:

                       2001                                 2002
                      Class I                              Class II
                      -------                              --------

                 Donald Cooper                        William J. McGraw
                 Richard W. Klockner                  Ronald B. Scott
                 Thomas E. Robinson                   James S. Wilcox

         Each of these Directors is serving for a two-year term. The current term of the Class I Directors expires in 2003. The term of the Class II Directors expires in 2002.

         The current officers of Peoples Ohio are as follows:

                  Ronald B. Scott                      President
                  Mark A. Douglas                      Treasurer
                  Linda Daniel                         Secretary

         The people serving as Directors and officers of Peoples Savings immediately prior to the consummation of the reorganization will continue to serve in such capacities after the consummation of the reorganization.

RESALE OF PEOPLES OHIO COMMON SHARES

         Peoples Ohio has registered the Peoples Ohio shares to be issued in the reorganization with the Securities and Exchange Commission under the Securities Act of 1933. The Peoples Ohio shares will be freely transferable, except for Peoples Ohio shares received by persons who may be deemed to be affiliates of Peoples Savings. The term "affiliate" is defined in Rule 145 promulgated under the Securities Act and generally includes executive officers and Directors. Affiliates may not sell their Peoples Ohio shares, except (a) pursuant to an effective registration statement under the Securities Act covering their Peoples Ohio shares or (b) in compliance with Rule 145 or another applicable exemption from the registration requirements of the Securities Act. Directors and executive officers are generally deemed to be affiliates.

FEDERAL INCOME TAX CONSEQUENCES

         Vorys, Sater, Seymour and Pease LLP, counsel to Peoples Ohio and Peoples Savings, issued a tax opinion dated August 30, 2001, regarding the federal income tax consequences of the proposed reorganization, the contents of which are summarized below. We recommend that you contact a tax advisor as to the particular facts and circumstances that may be unique to you and affect your tax consequences.

         The transactions contemplated by the merger agreement will have the following federal income tax consequences:

         - The reorganization will constitute a reorganization within the meaning of ss.368(a)(1)(A) and ss.368(a)(2)(E) of the Internal Revenue Code. Peoples Savings, Peoples Ohio and Merger Corp. will each be a "party to the reorganization" within the meaning ofss.368(b) of the Code;

         - No gain or loss will be recognized by the shareholders of Peoples Savings on the exchange of Peoples Savings common shares solely for Peoples Ohio common shares;

         - The basis of Peoples Ohio shares to be received by the shareholders of Peoples Savings will be the same as the basis of their Peoples Savings common shares;

         - The holding period of Peoples Ohio shares to be received by the shareholders of Peoples Savings will include the holding period of the Peoples Savings shares that are surrendered in exchange, provided that the Peoples Savings shares constituted a capital asset in the hands of the shareholders;

         - No gain or loss will be recognized by Peoples Savings as a result of the reorganization;

         - The basis of the assets of Peoples Savings immediately after the reorganization will be the same as the basis of those assets immediately before the transaction;

         - The holding period of the assets of Peoples Savings immediately after the reorganization will be the same as the holding period of those assets immediately before the reorganization;

         - No gain or loss will be recognized by the deposit account holder of Peoples Savings as a result of the reorganization;

         - No gain or loss will be recognized by Peoples Ohio upon the receipt of Peoples Savings shares in exchange for Peoples Ohio shares;

         - After the reorganization, Peoples Savings and Peoples Ohio will be considered members of the same "affiliated group," within the meaning of ss.1504(a)(1) of the Code;

         - Shareholders of Peoples Savings who exercise their dissenters' rights and receive solely cash in exchange for some or all of their Peoples Savings shares will be treated as having received a distribution in redemption of their shares subject to the provisions and limitations ofss.302 of the Code, which will result in the shareholders realizing and recognizing income for federal income tax purposes in connection with the reorganization. The amount of income and its tax treatment (e.g., whether it constitutes ordinary income, short-term capital gain or long-term capital gain) will depend upon a number of factual considerations peculiar to the individual shareholder. Any shareholder of Peoples Savings considering exercising dissenters' rights with respect to any Peoples Savings shares should consult his or her personal tax advisor for specific advice with respect to the federal income tax consequences of the exercise;

         - Though not free from doubt, no part of the bad debt reserves of Peoples Savings should be required to be restored to income under ss.593(e) of the Code as a result of Peoples Savings' payment of cash to shareholders who exercise dissenters' rights since the reorganization will be a transaction to which ss.381 of the Code applies;

         - Dividend distributions, if any, by Peoples Savings to Peoples Ohio (including any distribution made to provide working capital) that exceed the current and accumulated earnings and profits of Peoples Savings will result in taxable income to Peoples Savings to the extent they are deemed made out of Peoples Savings' bad debt reserve. A distribution to Peoples Ohio in excess of the current and accumulated earnings and profits of Peoples Savings will be deemed made out of Peoples Savings' bad debt reserve to the extent of the sum of: (i) the excess of the reserve for losses on "qualifying real property loans" over the reserve that would be permitted under the "actual loss experience" method, and (ii) the supplemental reserve for losses. The amount deemed paid out of the bad debt reserve will be increased to include the tax imposed as a result of such deemed payment out of the bad debt reserve. In this regard, the transfer of funds by Peoples Savings to Peoples Ohio in connection with the initial capitalization of Peoples Ohio may be deemed to be a dividend distribution of Peoples Ohio and thus subject to the rules previously described.

ACCOUNTING TREATMENT

         The reorganization will be accounted for in a manner similar to a pooling of interests. Accordingly, assets and liabilities transferred will be recorded in the accounts of Merger Corp. at the amounts recorded in the accounts of Peoples Savings as of the date of transfer.


                                   REGULATION

GENERAL

         Peoples Ohio has applied to become a savings and loan holding company within the meaning of the Home Owners Loan Act, as amended (the "HOLA"). Consequently, Peoples Ohio will be subject to regulation, examination and oversight by the Office of Thrift Supervision and will need to submit periodic reports to the Office of Thrift Supervision concerning its activities and financial condition. In addition, as a corporation organized under Ohio law, Peoples Ohio is subject to provisions of the Ohio Revised Code applicable to corporations generally.

         As an Ohio savings association, Peoples Savings is subject to regulation, examination and oversight by the Ohio Division of Financial Institutions. Because Peoples Savings' deposits are insured by the FDIC, Peoples Savings also is subject to regulatory oversight by the FDIC. Peoples Savings must file periodic reports with the Office of Thrift Supervision concerning its activities and financial condition. Examinations are conducted periodically by federal and state regulators to determine whether Peoples Savings is in compliance with various regulatory requirements and is operating in a safe and sound manner. Peoples Savings is a member of the FHLB and is subject to certain regulations promulgated by the Board of Governors of the Federal Reserve System.

         On November 12, 1999, the Gramm-Leach-Bliley Act (the "GLB Act") was enacted into law. Any thrift holding company formed after May 4, 1999, such as Peoples Ohio, is subject to the same restrictions as multiple thrift holding companies, which generally are limited to activities that are considered incidental to banking.

         The GLB Act also authorized a new "financial holding company," which can own banks and thrifts and which is also permitted to engage in a variety of financial activities, including insurance and securities underwriting and agency activities, as long as the depository institutions it owns are well capitalized, well managed and meet certain other tests.

OHIO CORPORATION LAW

         OHIO CONTROL SHARE ACQUISITION ACT. The Ohio Control Share Acquisition Act provides that specified notice and informational filings and special shareholder meetings and voting procedures must occur before consummation of a proposed "control share acquisition," which is defined as any acquisition of an issuer's shares that would entitle the acquirer to exercise or direct the voting power of the issuer in the election of Directors within any of the following ranges: (a) one-fifth or more but less than one-third of the voting power; (b) one-third or more but less than a majority of the voting power; or (c) a majority or more of such voting power. Assuming compliance with the notice and information filing requirements prescribed by the statute, the proposed control share acquisition may take place only if, at a duly convened special meeting of shareholders, the acquisition is approved by both a majority of the voting power of the issuer represented at the meeting and a majority of the voting power remaining after excluding the combined voting power of the intended acquirer and the Directors and officers of the issuer. The Control Share Acquisition Act does not apply to a corporation whose articles of incorporation or regulations so provide. Peoples Ohio has not opted out of the application of The Control Share Acquisition Act.

         OHIO MERGER MORATORIUM STATUTE. Chapter 1704 of the Ohio Revised Code prohibits specified business combinations and transactions between an "issuing public corporation" and a beneficial owner of 10% or more of the shares of the corporation, an "interested shareholder," for at least three years after the interested shareholder attains 10% ownership (unless the Board of Directors of the issuing public corporation approves the transaction before the interested shareholders attains 10% ownership). An "issuing public corporation" is defined as an Ohio corporation with 50 or more stockholders that has its principal place of business, principal executive offices, or substantial assets within the State of Ohio, and as to which no close corporation agreement exists. Examples of transactions regulated by the merger moratorium provisions include the disposition of assets, mergers, consolidations, voluntary dissolutions, and the transfer of shares. Subsequent to the three-year period, a moratorium transaction may take place provided that certain conditions are satisfied, including that (a) the Board of Directors approves the transaction, (b) the transaction is approved by the holders of shares with at least two-thirds of the voting power of the corporation (or a different proportion set forth in the articles of incorporation), including at least a majority of the outstanding shares after excluding shares controlled by the interested shareholder, or (c) the business combination results in shareholders, other than the interested shareholder, receiving a fair price plus interest for their shares. Although the merger moratorium provisions may apply, a corporation may elect not to be covered by the merger moratorium provisions, or subsequently elect to be covered, with an appropriate amendment to its articles of incorporation. The merger moratorium provisions apply to Peoples Ohio.

OHIO SAVINGS ASSOCIATION REGULATION

         The Ohio Division of Financial Institutions is responsible for the regulation and supervision of Ohio savings and loan associations in accordance with the laws of the State of Ohio and imposes assessments on Ohio associations based on their asset size to cover the costs of supervision and examination. Ohio law prescribes the permissible investments and activities of Ohio savings associations, including the types of lending that such associations may engage in and the investments in real estate, subsidiaries and corporate or government securities that such associations may make. The ability of Ohio associations to engage in these state-authorized investments and activities is subject to oversight and approval by the FDIC, if such investments or activities are not permissible for a federally-chartered savings association. The Ohio Division also has approval authority over any mergers involving, or acquisitions of control of, Ohio savings associations. The Ohio Division may initiate certain supervisory measures or formal enforcement actions against Ohio associations. Ultimately, if the grounds provided by law exist, the Division may place an Ohio association in conservatorship or receivership.

         In addition to being governed by the laws of Ohio specifically governing savings associations, Peoples Savings is also governed by Ohio corporate law, to the extent such law does not conflict with the laws specifically governing savings associations.

OFFICE OF THRIFT SUPERVISION

         REGULATORY CAPITAL REQUIREMENTS. Peoples Savings is required by Office of Thrift Supervision regulations to meet certain minimum capital requirements. The tangible capital requirement requires savings associations to maintain "tangible capital" of not less than 1.5% of their adjusted total assets. Tangible capital is defined in Office of Thrift Supervision regulations as core capital minus any intangible assets.

         "Core capital" is comprised of common stockholders' equity (including retained earnings), noncumulative preferred stock and related surplus, minority interests in consolidated subsidiaries, certain nonwithdrawable accounts and pledged deposits of mutual associations. Office of Thrift Supervision regulations require savings associations to maintain core capital of at least 4% of their adjusted total assets, except for associations with the highest examination rating and acceptable levels of risk.

         Office of Thrift Supervision regulations require that savings associations maintain "risk-based capital" in an amount not less than 8% of their risk-weighted assets. Risk-based capital is defined as core capital plus certain additional items of capital. The Office of Thrift Supervision may adjust the risk-based capital requirement on an individualized basis to take into account risks due to concentrations of credit and non-traditional activities.

         The Office of Thrift Supervision has adopted regulations governing prompt corrective action to resolve the problems of capital deficient and otherwise troubled savings associations. At each successively lower defined capital category, an association is subject to more restrictive and more numerous mandatory or discretionary regulatory actions or limits, and the Office of Thrift Supervision has less flexibility in determining how to resolve the problems of the institution. In addition, the Office of Thrift Supervision generally can downgrade an association's capital category, notwithstanding its capital level, if, after notice and opportunity for hearing, the association is deemed to be engaging in an unsafe or unsound practice because it has not corrected deficiencies that resulted in it receiving a less than satisfactory examination rating on matters other than capital or it is deemed to be in an unsafe or unsound condition.

         QUALIFIED THRIFT LENDER TEST. Savings associations must meet one of two tests in order to be a qualified thrift lender. The first test requires a savings association to maintain a specified level of investments in assets that are designated as qualifying thrift investments ("QTIs"). Generally, QTIs are assets related to domestic residential real estate and manufactured housing and include credit card, student and small business loans and stock issued by any FHLB, the FHLMC or the FNMA. Under the QTL test, 65% of an institution's "portfolio assets" (total assets less goodwill and other intangibles, property used to conduct business and 20% of liquid assets) must consist of QTI on a monthly average basis in nine out of every 12 months. The second test permits a savings association to qualify as a QTL by meeting the definition of "domestic building and loan association" under the Internal Revenue Code of 1986, as amended. In order for an institution to meet the definition of a "domestic building and loan association" under the Code, at least 60% of such institution's assets must consist of specified types of property, including cash loans secured by residential real estate or deposits, educational loans and certain governmental obligations. The Office of Thrift Supervision may grant exceptions to the QTL tests under certain circumstances. If a savings association fails to meet one of the QTL tests, the association and its holding company become subject to certain operating and regulatory restrictions.

         LENDING LIMIT. Office of Thrift Supervision regulations generally limit the aggregate amount that a savings association can lend to one borrower to an amount equal to 15% of the association's lending limit capital. A savings association may lend to one borrower an additional amount not to exceed 10% of the association's lending limit capital, if the additional amount is fully secured by certain forms of "readily marketable collateral." Real estate is not considered "readily marketable collateral." Certain types of loans are not subject to the lending limit. A general exception to the 15% limit provides that an association may lend to one borrower up to $500,000, for any purpose. In applying the limit on loans to one borrower, the regulations require that loans to certain related borrowers be aggregated.

         TRANSACTIONS WITH INSIDERS AND AFFILIATES. Loans to executive officers, Directors and principal shareholders and their related interests must conform to the lending limit on loans to one borrower, and the total of such loans to executive officers, Directors, principal shareholders and their related interests cannot exceed the association's lending limit capital (or 200% of lending limit capital for qualifying institutions with less than $100 million in deposits). Most loans to Directors, executive officers and principal shareholders must be approved in advance by a majority of the "disinterested" members of the Board of Directors of the association, with any "interested" Director not participating. All loans to Directors, executive officers and principal shareholders must be made on terms substantially the same as offered in comparable transactions with the general public or as offered to all employees in a company-wide benefit program, and loans to executive officers are subject to additional limitations.

         All transactions between savings associations and their affiliates must comply with Sections 23A and 23B of the Federal Reserve Act. An affiliate of a savings association is any company or entity that controls, is controlled by or is under common control with the savings association. Peoples Ohio will be an affiliate of Peoples Savings. Generally, Sections 23A and 23B of the Federal Reserve Act (i) limit the extent to which a savings association or its subsidiaries may engage in "covered transactions" with any one affiliate to an amount equal to 10% of such institution's capital stock and surplus, (ii) limit the aggregate of all such transactions with all affiliates to an amount equal to 20% of such capital stock and surplus, and (iii) require that all such transactions be on terms substantially the same, or at least as favorable to the association, as those provided in transactions with a non-affiliate. The term "covered transaction" includes the making of loans, purchasing of assets, issuance of a guarantee and other similar types of transactions. In addition to the limits in Sections 23A and 23B, a savings association may not make any loan or other extension of credit to an affiliate unless the affiliate is engaged only in activities permissible for a bank holding company and may not purchase or invest in securities of any affiliate except shares of a subsidiary.

         LIMITATIONS ON CAPITAL DISTRIBUTIONS. The Office of Thrift Supervision imposes various restrictions or requirements on the ability of associations to make capital distributions. Capital distributions include, without limitation, payments of cash dividends, repurchases and certain other acquisitions by an association of its shares and payments to stockholders of another association in an acquisition of such other association.

         An application must be submitted and approval from the Office of Thrift Supervision must be obtained by a subsidiary of a savings and loan holding company (i) if the proposed distribution would cause total distributions for the calendar year to exceed net income for that year to date plus the savings association's retained net income for that year to date plus the retained net income for the preceding two years; (ii) if the savings association will not be at least adequately capitalized following the capital distribution; or (iii) if the proposed distribution would violate a prohibition contained in any applicable statute, regulation or agreement between the savings association and the Office of Thrift Supervision (or the FDIC), or violate a condition imposed on the savings association in an Office of Thrift Supervision-approved application or notice. If a savings association subsidiary of a holding company is not required to file an application, it must file a 30-day notice of the proposed capital distribution with the Office of Thrift Supervision.

         HOLDING COMPANY REGULATION. As a savings and loan holding company within the meaning of the HOLA, Peoples Ohio will be registered with the Office of Thrift Supervision and will be subject to Office of Thrift Supervision regulations, examination, supervision and reporting requirements.

         The HOLA generally prohibits a savings and loan holding company from controlling any other savings association or savings and loan holding company, without prior approval of the Office of Thrift Supervision, or from acquiring or retaining more than 5% of the voting shares of a savings association or holding company thereof, which is not a subsidiary. Under certain circumstances, a savings and loan holding company is permitted to acquire, with the approval of the Office of Thrift Supervision, up to 15% of the previously unissued voting shares of an undercapitalized savings association for cash without such savings association being deemed to be controlled by Peoples Ohio. Except with the prior approval of the Office of Thrift Supervision, no Director or officer of a savings and loan holding company or person owning or controlling by proxy or otherwise more than 25% of such holding company's stock may also acquire control of any savings institution, other than a subsidiary institution, or any other savings and loan holding company.

         FEDERAL REGULATION OF ACQUISITIONS OF CONTROL OF PEOPLES OHIO AND PEOPLES SAVINGS. In addition to the Ohio law limitations on the merger and acquisition of Peoples Ohio, federal limitations generally require regulatory approval of acquisitions at specified levels. Under pertinent federal law and regulations, no person, directly or indirectly, or acting in concert with others, may acquire control of Peoples Savings or Peoples Ohio without 60 days' prior notice to the Office of Thrift Supervision. "Control" is generally defined as having more than 25% ownership or voting power; however, ownership or voting power of more than 10% may be deemed "control" if certain factors are in place. If the acquisition of control is by a company, the acquiror must obtain approval, rather than give notice, of the acquisition.

FEDERAL DEPOSIT INSURANCE CORPORATION

         DEPOSIT INSURANCE AND ASSESSMENTS. The FDIC is an independent federal agency that insures the deposits, up to prescribed statutory limits, of federally insured banks and savings and loan associations and safeguards the safety and soundness of the banking and savings and loan industries. The

FDIC administers two separate insurance funds, the Bank Insurance Fund for commercial banks and state savings banks and the Savings Association Insurance Fund for savings associations. Peoples Savings is a member of the SAIF and its deposit accounts are insured by the FDIC up to the prescribed limits. The FDIC has examination authority over all insured depository institutions, including Peoples Savings, and has authority to initiate enforcement actions against federally-insured savings associations if the FDIC does not believe the Office of Thrift Supervision has taken appropriate action to safeguard safety and soundness and the deposit insurance fund.

         The FDIC is required to maintain designated levels of reserves in the SAIF and in the BIF. The FDIC may increase assessment rates for either fund if necessary to restore the fund's ratio of reserves to insured deposits to its target level within a reasonable time and may decrease such rates if such target level has been met. The FDIC has established a risk-based assessment system for both SAIF and BIF members. Under this system, assessments vary based on the risk the institution poses to its deposit insurance fund. The risk level is determined based on the institution's capital level and the FDIC's level of supervisory concern about the institution.

         STATE-CHARTERED ASSOCIATION ACTIVITIES. The ability of state-chartered associations to engage in any state-authorized activities or make any state-authorized investments is limited if such activity is conducted or investment is made in a manner different than that permitted for, or subject to different terms and conditions than those imposed on, federally chartered savings associations. Engaging as a principal in any such activity or investment not permissible for a federal association is subject to approval by the FDIC. Such approval will not be granted unless certain capital requirements are met and there is not a significant risk to the FDIC insurance fund.

FEDERAL RESERVE BOARD RESERVE REQUIREMENTS

         Federal Reserve Board regulations require savings associations to maintain reserves of 3% of net transaction accounts (primarily NOW accounts) up to $42.8 million (subject to an exemption of up to $5.5 million), and of 10% of net transaction accounts in excess of $42.8 million.

FEDERAL HOME LOAN BANKS

         The FHLBs provide credit to their members in the form of advances. Peoples Savings is a member of the FHLB of Cincinnati and must maintain an investment in the capital stock of the FHLB of Cincinnati in an amount equal to the greater of 1.0% of the aggregate outstanding principal amount of Peoples Savings' residential mortgage loans, home purchase contracts and similar obligations at the beginning of each year, or 5% of its advances from the FHLB of Cincinnati.

         Upon the origination or renewal of a loan or advance, the FHLB is required by law to obtain and maintain a security interest in collateral in one or more specified categories.

         The FHLB is required to establish standards of community investment or service that its members must maintain for continued access to long-term advances. The standards take into account a member's performance under the Community Reinvestment Act and its record of lending to first-time home buyers. All long-term advances by the FHLB must be made only to provide funds for residential housing finance.

                                    TAXATION

FEDERAL TAXATION

         Peoples Ohio and Peoples Savings are each subject to the federal tax laws and regulations which apply to corporations generally. In addition to the regular income tax, Peoples Ohio and Peoples Savings may be subject to an alternative minimum tax. An alternative minimum tax is imposed at a minimum tax rate of 20% on "alternative minimum taxable income" (which is the sum of a corporation's regular taxable income, with certain adjustments, and tax preference items), less any available exemption. Such tax preference items include interest on certain tax-exempt bonds issued after August 7, 1986. In addition, 75% of the amount by which a corporation's "adjusted current earnings" exceeds its alternative minimum taxable income computed without regard to this preference item and prior to reduction by net operating losses, is included in alternative minimum taxable income. Net operating losses can offset no more than 90% of alternative minimum taxable income. The alternative minimum tax is imposed to the extent it exceeds the corporation's regular income tax. Payments of alternative minimum tax may be used as credits against regular tax liabilities in future years. However, the Taxpayer Relief Act of 1997 repealed the alternative minimum tax for certain "small corporations" for tax years beginning after December 31, 1997. A corporation initially qualifies as a small corporation if it had average gross receipts of $5,000,000 or less for the three tax years ending with its first tax year beginning after December 31, 1996. Once a corporation is recognized as a small corporation, it will continue to be exempt from the alternative minimum tax for as long as its average gross receipts for the prior three-year period does not exceed $7,500,000. In determining if a corporation meets this requirement, the first year that it achieved small corporation status is not taken into consideration.

         Certain thrift institutions, such as Peoples Savings, are allowed deductions for bad debts under methods more favorable than those granted to other taxpayers. Qualified thrift institutions may compute deductions for bad debts using either the specific charge-off method of Section 166 of the Code or the experience method of Section 593 of the Code. The "experience" method is also available to small banks. Under the "experience" method, a thrift institution is generally allowed a deduction for an addition to its bad debt reserve equal to the greater of (i) an amount based on its actual average experience for losses in the current and five preceding taxable years, or (ii) an amount necessary to restore the reserve to its balance as of the close of the base year.

         Thrift institutions that are treated as small banks are allowed to utilize the experience method applicable to such institutions, while thrift institutions that are treated as large banks are required to use only the specific charge off method.

         A thrift institution required to change its method of computing reserves for bad debt will treat such change as a change in the method of accounting, initiated by the taxpayer and having been made with the consent of the Secretary of the Treasury. Section 481(a) of the Code requires certain amounts to be recaptured with respect to such change. Generally, the amounts to be recaptured will be determined solely with respect to the "applicable excess reserves" of the taxpayer. The amount of the applicable excess reserves will be taken into account ratably over a six-taxable year period, beginning with the first taxable year beginning after 1995, subject to the residential loan requirement described below. In the case of a thrift institution that is treated as a large bank, the amount of the institution's applicable excess reserves generally is the excess of (i) the balances of its reserve for losses on qualifying real property loans (generally loans secured by improved real estate) and its reserve for losses on nonqualifying loans (all other types of loans) as of the close of its last taxable year beginning before January 1, 1996, over
(ii) the balances of such reserves as of the close of its last taxable year beginning before January 1, 1988 (i.e., the "pre-1988 reserves"). In the case of a thrift institution that is treated as a small bank, like

Peoples Savings, the amount of the institution's applicable excess reserves generally is the excess of (i) the balances of its reserve for losses on qualifying real property loans and its reserve for losses on nonqualifying loans as of the close of its last taxable year beginning before January 1, 1996, over
(ii) the greater of the balance of (a) its pre-1988 reserves or (b) what the thrift's reserves would have been at the close of its last year beginning before January 1, 1996, had the thrift always used the experience method.

         For taxable years that begin after December 31, 1995, and before January 1, 1998, if a thrift meets the residential loan requirement for a tax year, the recapture of the applicable excess reserves otherwise required to be taken into account as a Code Section 481(a) adjustment for the year will be suspended. A thrift meets the residential loan requirement if, for the tax year, the principal amount of residential loans made by the thrift during the year is not less than its base amount. The "base amount" generally is the average of the principal amounts of the residential loans made by the thrift during the six most recent tax years beginning before January 1, 1996. A residential loan is a loan as described in Section 7701(a)(19)(C)(v) (generally a loan secured by residential or church property and certain mobile homes), but only to the extent that the loan is made to the owner of the property.

         The balance of the pre-1988 reserves is subject to the provisions of
Section 593(e), as modified by the Act, which require recapture in the case of certain excessive distributions to shareholders. The pre-1988 reserves may not be utilized for payment of cash dividends or other distributions to a shareholder (including distributions in dissolution or liquidation) or for any other purpose (except to absorb bad debt losses). Distribution of a cash dividend by a thrift institution to a shareholder is treated as made: first, out of the institution's post-1951 accumulated earnings and profits; second, out of the pre-1988 reserves; and third, out of such other accounts as may be proper. To the extent a distribution by Peoples Savings to Peoples Ohio is deemed paid out of its pre-1988 reserves under these rules, the pre-1988 reserves would be reduced and the gross income of Peoples Savings for tax purposes would be increased by the amount which, when reduced by the income tax, if any, attributable to the inclusion of such amount in its gross income, equals the amount deemed paid out of the pre-1988 reserves.

OHIO TAXATION

         Peoples Ohio is subject to the Ohio corporation franchise tax, which, as applied to Peoples Ohio, is a tax measured by both net earnings and net worth. The rate of tax is the greater of (i) 5.1% on the first $50,000 of computed Ohio taxable income and 8.5% of computed Ohio taxable income in excess of $50,000 or (ii) .400% times taxable net worth.

         A special litter tax is also applicable to all corporations, including Peoples Ohio, subject to the Ohio corporation franchise tax other than "financial institutions." If the franchise tax is paid on the net income basis, the litter tax is equal to .11% of the first $50,000 of computed Ohio taxable income and .22% of computed Ohio taxable income in excess of $50,000. If the franchise tax is paid on the net worth basis, the litter tax is equal to .014% times taxable net worth.

         Peoples Savings is a "financial institution" for State of Ohio tax purposes. As such, it is subject to the Ohio corporate franchise tax on "financial institutions," which is imposed annually at a rate of 1.3% of the taxable book net worth of Peoples Savings determined in accordance with generally accepted accounting principles. As a "financial institution," Peoples Savings is not subject to any tax based upon net income or net profits imposed by the State of Ohio.

                    DESCRIPTION OF PEOPLES OHIO COMMON SHARES

         The following is a summary of the material attributes of Peoples Ohio's common shares.

AUTHORIZED CAPITAL STOCK

         On the effective date of the reorganization, the authorized capital of Peoples Ohio will consist of 16,000,000 shares, 15,000,000 of which will be common shares, each without par value, and 1,000,000 of which will be preferred shares, each without par value. As of September 24, 2001, the date before the printing of this prospectus/proxy statement, 100 common shares were outstanding, all of which were owned by Peoples Savings. Peoples Ohio has warranted in the merger agreement that it will repurchase these 100 outstanding shares at the effective time of the reorganization. No preferred shares have ever been issued.

         Holders of Peoples Ohio shares have no conversion rights or preemptive or other rights to subscribe for additional shares. There are no redemption or sinking fund provisions with respect to any outstanding Peoples Ohio shares aside from any provision required by law.

BOARD OF DIRECTORS

         The Code of Regulations of Peoples Ohio provides for a Board of Directors consisting of six Directors, divided into two classes. Each class is elected by a separate election and the Directors in each class are elected for two-year terms. As a result of the classification of Peoples Ohio's Board of Directors, a minimum of two annual meetings of shareholders will be necessary for a majority of the members of the Board of Directors to stand for election.

VOTING RIGHTS

         Peoples Ohio shareholders are entitled to one vote for each share held.

         Section 1701.55 of the Ohio Revised Code provides that shareholders of a for profit corporation that is not a savings and loan association and that is incorporated under Ohio law must initially be granted the right to cumulate votes in the election of Directors. The right to cumulate votes in the election of Directors will exist at a meeting of shareholders if notice in writing is given by any shareholder to the president, a vice president or the secretary of an Ohio corporation, not less than 48 hours before a meeting at which Directors are to be elected, that the shareholder desires that the voting for the election of Directors shall be cumulative and, if an announcement of the giving of such notice is made upon the convening of the meeting by the chairman or secretary or by or on behalf of the shareholder giving the notice. If cumulative voting is invoked, each shareholder would have a number of votes equal to the number of Directors to be elected, multiplied by the number of shares owned by him, and would be entitled to distribute his votes among the candidates as he sees fit.

         Section 1701.71 of the Ohio Revised Code provides that an Ohio corporation may eliminate cumulative voting in the election of Directors after the expiration of 90 days after the date of initial incorporation by filing with the Ohio Secretary of State an amendment to the articles of incorporation eliminating cumulative voting. The Articles of Incorporation of Peoples Ohio, which was incorporated on July 20, 2001, presently permit cumulative voting. In order to provide shareholders of Peoples Ohio with the same rights in relation to cumulative voting as they had as shareholders of Peoples Savings, the Peoples Ohio Articles of Incorporation will be amended in accordance with Ohio law to eliminate cumulative voting before the reorganization is effected. The elimination of cumulative voting may make it more difficult for shareholders to elect as Directors persons whose election is not supported by the Board of Directors.

DIVIDEND AND LIQUIDATION RIGHTS

         Peoples Ohio shareholders are entitled to receive dividends when and if declared by the Board of Directors of Peoples Ohio from funds legally available therefor. Upon liquidation, all Peoples Ohio shares currently outstanding are entitled to participate equally in the assets of Peoples Ohio available for distribution to its shareholders.

ANTI-TAKEOVER PROVISIONS IN THE ARTICLES AND CODE OF REGULATIONS OF PEOPLES OHIO

         The Articles of Incorporation and Code of Regulations of Peoples Ohio contain provisions that may deter a change of control of Peoples Ohio. These provisions are intended to encourage any potential acquirer to negotiate the terms of an acquisition with the Board of Directors of Peoples Ohio. These provisions reduce the vulnerability of Peoples Ohio to takeover attempts and other transactions that have not been negotiated with and approved by the Board of Directors.

         Anti-takeover devices and provisions may, however, discourage takeover attempts that some shareholders may feel are in their best interests or in which shareholders may receive a substantial premium for their shares. These provisions may also benefit management by discouraging changes of control in which incumbent management would be removed from office. The provisions may result in Peoples Ohio being less attractive to a potential acquirer and may result in shareholders receiving less for their shares than otherwise might be available in the event of a takeover attempt.

         The following is a summary of the anti-takeover provisions of the Articles of Incorporation and Code of Regulations of Peoples Ohio.

         SUPERMAJORITY PROVISION. A 75% vote by Peoples Ohio shareholders is required to adopt any of the following transactions if the Board of Directors of Peoples Ohio recommends against approval of any of these transactions:

         -        A proposed amendment to Peoples Ohio's Articles of
                  Incorporation;

         - A proposal to adopt a new Code of Regulations or an amendment to the Code of Regulations of Peoples Ohio;

         -        A proposal to change the number of Directors;

         - An agreement of merger or consolidation providing for the proposed merger or consolidation of Peoples Ohio with or into one or more other corporations;

         - A proposed combination or majority share acquisition involving the issuance of Peoples Ohio shares and requiring shareholder approval;

         - A proposal to sell, exchange, transfer or otherwise dispose of all, or substantially all, of the assets, with or without the goodwill, of Peoples Ohio; or

         -        A proposed dissolution of Peoples Ohio.

Peoples Ohio's current Directors and executive officers own approximately 24.97% of the outstanding shares of Peoples Savings. If these Directors and officers continue to own a comparable percentage of the outstanding shares of Peoples Ohio at the time of a vote on any matter to which the supermajority provision would apply, a unanimous vote of such Directors and officers against any matter described above, would preclude its adoption. If the Board of Directors recommends that shareholders approve any of these transactions, a majority vote of the shareholders is sufficient to adopt the transaction.

         NOMINATION PROCEDURE. Peoples Ohio's Code of Regulations provides that shareholder nominations for the election of Directors must be made in writing and must be delivered or mailed to the secretary of Peoples Ohio. In the case of a nominee proposed for election as a Director at an annual meeting of shareholders, the written notice must be received by the Secretary of Peoples Ohio on or before the 60th day before the first anniversary of the most recent annual meeting of shareholders of Peoples Ohio held for the election of Directors. If the annual meeting is not held on or before the 31st day following the anniversary of the last meeting, the written notice must be received by the Secretary within a reasonable time before the date of the annual meeting.

         In the case of a nominee proposed for election as a Director at a special meeting of shareholders, the written notice of a proposed nominee must be received by the secretary of Peoples Ohio by the close of business on the seventh day after the day on which notice of the special meeting was mailed to shareholders.

         The written notice of a proposed nominee must state:

         - The name, age, and business or residence address of each nominee;

         -        The principal occupation or employment of each nominee;

         - The number of Peoples Ohio common shares owned beneficially and of record by each nominee; and

         -        The length of time any shares have been so owned.


          COMPARISON OF RIGHTS OF HOLDERS OF PEOPLES OHIO COMMON SHARES
                  AND HOLDERS OF PEOPLES SAVINGS COMMON SHARES

         As a result of the reorganization, all of the Peoples Savings shareholders will become shareholders of Peoples Ohio, except for those Peoples Savings shareholders who exercise dissenters' rights. The rights of holders of Peoples Ohio common shares and those of holders of Peoples Savings common shares are similar in most material respects, but there are some differences.

AUTHORIZED SHARES

         On the effective date of the reorganization, the capital of Peoples Ohio will consist of 15,000,000 common shares and 1,000,000 preferred shares. The capital of Peoples Savings consists of 90,000,000 common shares and 10,000,000 preferred shares, both with a par value of $1.00 per share.

BOARD OF DIRECTORS

         GENERAL. Peoples Ohio's Code of Regulations provide for a classified Board of Directors consisting of six Directors, divided into two classes and elected for two-year terms.

         Peoples Savings' Constitution provides for a classified Board of Directors consisting of nine Directors, divided into three classes and elected for three-year terms. Every Director of Peoples Savings must also be a shareholder or depositor.

         REMOVAL. The Directors of Peoples Ohio may be removed only for cause and only by the vote of the holders of 75% of the Peoples Ohio shares entitled to vote at an election of Directors.

         A majority of the shareholders of Peoples Savings' entitled to elect a Director may remove that Director, with or without cause.

         VACANCIES. Peoples Ohio's Code of Regulations and Peoples Savings' Constitution provide that vacancies on the Board of Directors may be filled by an affirmative vote of a majority of the remaining Directors. Any Director chosen to fill a vacancy will serve until the next election of the class in which the Director was elected.

VOTING RIGHTS

         CUMULATIVE VOTING. Shareholders of Peoples Savings do not have the right to vote cumulatively in the election of Directors. Similarly, Peoples Ohio's Articles of Incorporation will be amended prior to the consummation of the reorganization to eliminate cumulative voting.

         SPECIAL VOTING REQUIREMENTS. The holders of at least 75% of the voting shares of Peoples Ohio are required to adopt any of the following matters if the Directors of Peoples Ohio recommend against approval:

         -        A proposed amendment to Peoples Ohio's Articles of
                  Incorporation;

         - A proposal to adopt an amendment to the Code of Regulations of Peoples Ohio;

         - A proposal to change the number of Directors by action of the shareholders;

         - An agreement of merger or consolidation providing for the proposed merger or consolidation of Peoples Ohio with or into one or more other corporations;

         - A proposed combination or majority share acquisition involving the issuance of Peoples Ohio shares and requiring shareholder approval;

         - A proposal to sell, exchange, transfer or otherwise dispose of all, or substantially all, of the assets, with or without the goodwill, of Peoples Ohio; or

         -        A proposed dissolution of Peoples Ohio.


If the Directors recommend that shareholders approve any of these matters, a majority vote of shareholders would be sufficient, unless expressly otherwise provided by statute.

         Amendments to Peoples Savings' Constitution must be approved by the Ohio Division of Financial Institutions and at least a three-fifths vote of the shares represented in person or by proxy. The Articles of Peoples Savings may be amended by the approval of two-thirds of the outstanding shares of Peoples Savings. Other than such provisions, Peoples Savings does not have special voting requirements.

ANTI-TAKEOVER PROVISIONS

         Although the Constitution of Peoples Savings does not contain specific anti-takeover provisions, the Ohio law for savings banks provides that no one may acquire a controlling interest in Peoples Savings without the prior written approval of the Ohio Division.

PREEMPTIVE RIGHTS

         None of the shareholders of Peoples Ohio or Peoples Savings have preemptive rights.

DIVIDENDS

         Section 1701.33 of the Ohio Revised Code generally provides that, subject to any restrictions in a corporation's Articles of Incorporation, a corporation may make distributions to its shareholders, provided that the dividend generally does not exceed the combination of the surplus of the corporation (defined generally as the excess of a corporation's assets plus stated capital over its liabilities); and provided further that no dividend or distribution may be paid to the holders of shares of any class in violation of the rights of the holders of shares of any other class or when the corporation is insolvent or there is reasonable ground to believe that by such payment the corporation would be rendered insolvent.

         The ability of Peoples Savings to pay dividends is limited by the regulations of the Office of Thrift Supervision. An application must be submitted and approval from the Office of Thrift Supervision must be obtained by Peoples Savings (i) if the proposed distribution would cause total distributions for the calendar year to exceed net income for that year to date plus Peoples Savings' retained net income for the preceding two years; (ii) if Peoples Savings will not be at least adequately capitalized following the capital distribution; or (iii) if the proposed distribution would violate a prohibition contained in any applicable statute, regulation or agreement between Peoples Savings and the Office of Thrift Supervision (or the FDIC), or violate a condition imposed on Peoples Savings in an Office of Thrift Supervision-approved application or notice. If Peoples Savings is not required to file an application, it must file a 30-day notice of the proposed capital distribution with the Office of Thrift Supervision.

         At June 30, 2001, Peoples Savings could have paid approximately $5,578,000 in dividends.


      ANTI-TAKEOVER STATUTES APPLICABLE TO PEOPLES OHIO AND PEOPLES SAVINGS

         Peoples Savings and Peoples Ohio are governed by Ohio law. Peoples Ohio is also governed by the Office of Thrift Supervision. The following are federal statutes that apply to the parties and are intended to discourage takeovers:

         FEDERAL REGULATION. Office of Thrift Supervision regulations provide that no company, "directly or indirectly or acting in concert with one or more persons, or through one or more subsidiaries, or through one or more transactions," may acquire "control" of a savings association at any time without the prior approval of the Office of Thrift Supervision. In addition, federal regulations require that, before obtaining control of a savings association, a person, other than a company, must give 60 days' notice to the Office of Thrift Supervision and have received no Office of Thrift Supervision objection to the acquisition of control. Any company that acquires control becomes a "savings and loan holding company."

         Federal law generally defines "control" as ownership, control of or holding irrevocable proxies representing more than 25% of any class of voting stock or control in any manner of the election of a majority of Directors. A determination by the Office of Thrift Supervision that an acquiror has the power to direct or exercise a controlling influence over the management or policies of the institution also constitutes control. Acquisition of more than 10% of any class of a savings association's voting stock, if the acquirer also qualifies for any one of eight "control factors," constitutes a rebuttable determination of control under the regulations. The determination of control may be rebutted by submission to the Office of Thrift Supervision, before the acquisition of stock or the occurrence of any other circumstances giving rise to the determination, of a statement setting forth facts and circumstances which would support a finding that no control relationship will exist and containing required undertakings. The regulations provide that persons or companies which acquire beneficial ownership exceeding 10% or more of any class of a savings bank's stock must file with the Office of Thrift Supervision a certification that the holder is not in control of the institution, does not have a rebuttable determination of control and will take no action which would result in a determination or rebuttable determination of control without prior notice to or approval of the Office of Thrift Supervision, as applicable.

         OHIO LAWS. The Ohio anti-takeover laws also apply to Peoples Ohio and Peoples Savings and are intended to discourage takeovers. These laws are described in "Regulation -- Ohio corporation law" on page 36.


               DIRECTOR AND OFFICER LIABILITY AND INDEMNIFICATION

PEOPLES OHIO

         The Code of Regulations of Peoples Ohio provide that Peoples Ohio will indemnify its Directors or officers against expenses (including, without limitation, attorneys' fees, filing fees, court reporters' fees and transcript costs), judgments, fines, and amounts paid in settlement by reason of the fact that they are or were Directors, officers, employees, agents or volunteers of the corporation or, at the request of Peoples Ohio, were serving another organization in a similar capacity, if the Directors or officers did not act with an intent to cause injury or with reckless disregard for the best interests of the corporation. With regard to criminal matters, Directors and officers must be indemnified by the corporation if the Directors or officers had no reasonable cause to believe their conduct was unlawful. Directors or officers claiming indemnification will be presumed to have acted without an intent to cause injury and without reckless disregard for Peoples Ohio's best interests and, with respect to any criminal matter, to have had no reasonable cause to believe their conduct was unlawful.

         Peoples Ohio may not indemnify any officer or Director of the corporation who was a party to any completed action or suit instituted by (or in the right of) the corporation for any matter asserted in the action as to which the officer or Director shall have been adjudged to be liable for acting with deliberate intent to cause injury or with reckless disregard for the best interests of the corporation. However, should the court in which the action was brought determine that the officer or Director is fairly and reasonably entitled to indemnity, Peoples Ohio shall indemnify the officer or Director to the extent permitted by the court.

         Any indemnification not precluded by judgment shall be made by the corporation only upon a determination that the Director has met the applicable standard of conduct. This determination may be made only (a) by a majority vote of a quorum of disinterested Directors, (b) if the quorum is not obtainable or if a majority of a quorum of disinterested Directors so directs, in a written opinion by independent legal counsel, (c) by the shareholders or (d) by the court, if any, in which the action was brought. Expenses incurred in defending any action, suit or proceeding may be paid by Peoples Ohio in advance upon receipt of an undertaking by or on behalf of the Director or officer to repay the amount if the Director or officer is not entitled to be indemnified by the corporation.

PEOPLES SAVINGS

         The Constitution of Peoples Savings provides that Peoples Savings will indemnify each of its Directors and officers to the full extent permitted by law against expenses, including attorneys' fees incurred in defending any action, suit or proceeding by reason of the fact that he is or was a Director, officer or employee of Peoples Savings or, at the request of Peoples Savings, was serving another organization in a similar capacity.

           Peoples Savings currently maintains a Directors' and officers' liability policy that provides for insurance of Directors and officers for liability incurred in connection with the performance of their duties as Directors and officers. This policy does not, however, provide insurance for losses resulting from willful or criminal misconduct.


                                  OTHER MATTERS

          The Board of Directors is not aware of any business to come before the annual meeting other than those matters described above in this document. However, if any other matters should properly come before the annual meeting, or any adjournment thereof, including matters relating to the conduct of the annual meeting, it is intended that the shares represented by properly-executed proxies will be voted in accordance with the judgment of the person or persons voting the proxies.


                             SHAREHOLDERS PROPOSALS

          Peoples Savings will only hold an annual meeting in 2002 if the reorganization is not completed. If the reorganization is completed, Peoples Ohio will hold an annual meeting in 2002. Any proposal that a shareholder wishes to have included in Peoples Ohio's or Peoples Savings' proxy materials for Peoples Ohio's or Peoples Savings' annual meeting of shareholders to be held in 2002 must be received at the main office of Peoples Savings at 635 South Market Street, Troy, Ohio 45373, no later than May 27, 2002. Any such proposal must be subject to the requirements of the proxy rules adopted under the Securities Exchange Act of 1934. In addition, if a shareholder intends to present a proposal at next year's annual meeting without including the proposal in the proxy materials related to that meeting, and if the proposal is not received by August 14, 2002, the proxies designated by the Board of Directors for next year's annual meeting may vote in their discretion on the proposal any shares for which they have been appointed proxies without mention of the matter in the proxy statement or on the proxy card for the meeting.

                                  LEGAL MATTERS

         The validity of the issuance of Peoples Ohio common shares being offered by this document and the federal income tax consequences of the merger have been passed upon by Vorys, Sater, Seymour and Pease LLP, Suite 2100, Atrium Two, 221 East Fourth Street, P.O. Box 0236, Cincinnati, Ohio 45201-0236.


                                     EXPERTS

         The consolidated financial statements of Peoples Savings at June 30, 2001, which are incorporated by reference in this prospectus/proxy statement, have been audited by BKD LLP, independent certified public accountants, as stated in their report appearing in Peoples Savings' 2001 Annual Report to Shareholders. The financial statements have been included in reliance upon the report of BKD and given upon their authority as experts in accounting and auditing.


                       WHERE YOU CAN FIND MORE INFORMATION

         Peoples Ohio has filed with the Securities and Exchange Commission a Registration Statement on Form S-4 under the Securities Act of 1933 for the Peoples Ohio shares to be issued to Peoples Savings shareholders in the reorganization. This document is a part of the Registration Statement on Form S-4. The rules and regulations of the Securities and Exchange Commission permit us to omit information, exhibits and undertakings that are contained in the Registration Statement on Form S-4 from this document. The Registration Statement and exhibits may be examined during normal business hours, or copies obtained by mail at prescribed rates, at the following location:

           Securities and Exchange Commission's Public Reference Room
                             450 Fifth Street, N.W.
                             Washington, D.C. 20549

         Please call the Securities and Exchange Commission for more information on the operation of the Public Reference Room at 1-800-SEC-0330. PEOPLES OHIO IS AN ELECTRONIC FILER, AND THE SECURITIES AND EXCHANGE COMMISSION MAINTAINS A WEB SITE THAT CONTAINS A COPY OF THE REGISTRATION STATEMENT AND OTHER INFORMATION REGARDING REGISTRANTS THAT FILE ELECTRONICALLY WITH THE SECURITIES AND EXCHANGE COMMISSION AT THE FOLLOWING WEB ADDRESS: http://www.sec.gov.

         In addition, Peoples Savings files reports, proxy statements and other information with the Office of Thrift Supervision under the Securities Exchange Act of 1934. You can inspect and copy the Registration Statement and its exhibits, as well as the reports, proxy statements and other information filed with the Office of Thrift Supervision by Peoples Savings, at the following location:

                          Office of Thrift Supervision
                               1700 G Street, N.W.
                             Washington, D.C. 20552

         The Securities and Exchange Commission allows us to "incorporate by reference" into this document, which means that we can disclose important information to you by referring you to another document filed separately with the Office of Thrift Supervision. The information incorporated by reference is considered to be part of this document, except for any information superseded by information contained in later-filed documents incorporated by reference in this document. You should read the information relating to the companies contained in this document and the information in the documents incorporated by reference.

         This document incorporates by reference the documents listed below that Peoples Savings and Peoples Ohio have filed with the Office of Thrift Supervision and Securities and Exchange Commission, respectively, and all other reports filed by Peoples Savings since June 30, 2001 with the Office of Thrift Supervision and by Peoples Ohio since August 31, 2001 with the Securities and Exchange Commission under Sections 13(a), 13(c), or 15(d) of the Securities Exchange Act of 1934, as amended.

FILINGS (OFFICE OF THRIFT SUPERVISION DOCKET NO. 00993)                            PERIOD/DATE
Annual Report on Form 10-K                                                Year ended June 30, 2001
Annual Report to Shareholders                                             Year ended June 30, 2001


         We have included a copy of Peoples Savings' 2001 Annual Report to Shareholders with this document.

         YOU CAN RECEIVE THE DOCUMENTS INCORPORATED BY REFERENCE (WITHOUT EXHIBITS, UNLESS THE EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE INTO THIS DOCUMENT) WITHOUT CHARGE BY CALLING OR WRITING THE FOLLOWING PERSON:

           Mark A. Douglas, Vice President and Chief Financial Officer
                          Peoples Savings Bank of Troy
                             635 South Market Street
                                Troy, Ohio 45373

         IN ORDER TO OBTAIN TIMELY DELIVERY, YOU MUST REQUEST DOCUMENTS BY OCTOBER 24, 2001. YOU MAY ALSO OBTAIN COPIES OF THE DOCUMENTS FROM THE OFFICE OF THRIFT SUPERVISION OR SECURITIES AND EXCHANGE COMMISSION AT THE ADDRESSES PROVIDED ABOVE.

         Following the reorganization, Peoples Ohio will continue to be regulated by the information, reporting and proxy statement requirements of the Securities Exchange Act of 1934, as amended.

                                   APPENDIX A
                                   ----------

                               AGREEMENT OF MERGER
                               -------------------

                  This Agreement of Merger, made on August 27, 2001, by and among PEOPLES OHIO FINANCIAL CORPORATION, a corporation formed under the laws of the State of Ohio (hereinafter referred to as "FINANCIAL"); PEOPLES SAVINGS BANK OF TROY, a savings and loan association formed under the laws of the State of Ohio (hereinafter referred to as "PEOPLES"); and PEOPLES MERGER CORP., an interim savings and loan association formed under the laws of the State of Ohio (hereinafter referred to as "MERGER CORP.");

                                   WITNESSETH:

                  WHEREAS, FINANCIAL has authorized 850 common shares, without par value, 100 of which are issued and outstanding;

                  WHEREAS, on the EFFECTIVE DATE (hereinafter defined), FINANCIAL will have authorized 14,000,000 common shares, without par value, and 1,000,000 preferred shares, without par value;

                  WHEREAS, PEOPLES has authorized 90,000,000 common shares, par value $1.00 per share, 7,439,650 of which are issued and outstanding and 883,186 of which are reserved for issuance upon exercise of outstanding stock options (hereinafter referred to as the "PEOPLES OPTIONS"), and 10,000,000 preferred shares, par value $1.00 per share, none of which is issued or outstanding;

                  WHEREAS, MERGER CORP. has authorized 850 common shares, without par value, one of which is issued and outstanding;

                  WHEREAS, the one issued and outstanding common share of MERGER CORP. is owned of record and beneficially by FINANCIAL;

                  WHEREAS, the Boards of Directors of FINANCIAL, PEOPLES and MERGER CORP. deem it advisable and in the best interests of their respective corporations and their shareholders that MERGER CORP. be merged with and into PEOPLES upon the terms and subject to the conditions of this Agreement of Merger; and

                  WHEREAS, the Boards of Directors of FINANCIAL, PEOPLES and MERGER CORP. have each authorized and approved this Agreement of Merger by resolutions duly authorized by them;


                  NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements of the parties herein contained, it is hereby agreed by and among FINANCIAL, PEOPLES and MERGER CORP. that the terms of the merger contemplated by this Agreement of Merger (hereinafter referred to as the "MERGER"), and the mode of carrying them into effect, shall be as follows:

                                   ARTICLE ONE

                  SECTION 1.01. At the time when the MERGER shall become effective (herein referred to as the "EFFECTIVE DATE"), MERGER CORP. will merge with and into PEOPLES and PEOPLES will be the continuing and surviving corporation in the MERGER, will continue to exist as a savings and loan association under the laws of the State of Ohio and will be the only one of the CONSTITUENT CORPORATIONS (hereinafter defined) to continue its separate corporate existence after the EFFECTIVE DATE. As used in this Agreement of Merger, the term "CONSTITUENT CORPORATIONS" refers to PEOPLES and MERGER CORP. before the EFFECTIVE DATE and the term "RESULTING CORPORATION" refers to PEOPLES after the EFFECTIVE DATE.

                  SECTION 1.02. The name of the RESULTING CORPORATION shall be PEOPLES SAVINGS BANK OF TROY.

                  SECTION 1.03. The principal office of the RESULTING CORPORATION shall be located at 635 Market Street, Troy, Ohio 45373-0417.

                  SECTION 1.04. The purposes for which the RESULTING CORPORATION is formed are to raise money to be loaned to its depositors and others and for such other purposes as are authorized by law.

                  SECTION 1.05. The authorized capital of the RESULTING CORPORATION shall consist of 90,000,000 common shares, par value of $1.00 per share, and 10,000,000 preferred shares, par value $1.00 per share.

                  SECTION 1.06. The Constitution and Bylaws of PEOPLES as in effect immediately before the EFFECTIVE DATE shall be the Constitution and Bylaws of the RESULTING CORPORATION until amended in accordance with law.

                  SECTION 1.07. On and after the EFFECTIVE DATE, and until changed in accordance with law, the number of directors of the RESULTING CORPORATION shall be nine (9), each of whom shall serve until the annual meeting of shareholders of the RESULTING CORPORATION in the year indicated in the table set forth immediately below. The names and residence addresses of the persons who shall serve as directors on and after the EFFECTIVE DATE and until changed in accordance with law are as follows:

         Name                               Residence Address              Term Expires
         ----                               -----------------              ------------

Donald Cooper                               45 Colony Park Drive                2001
                                            Troy, Ohio  45373

Richard W. Klockner                         53 Dronfield Road                   2001
                                            Troy, Ohio  45373

         Name                               Residence Address              Term Expires
         ----                               -----------------              ------------

G. Joseph Reardon                           10 Colony Park Drive                2001
                                            Troy, Ohio  45373

William J. McGraw, III                      2390 Greenlawn Drive                2002
                                            Troy, Ohio  45373

Ronald B. Scott                             194 Littlejohn Road                 2002
                                            Troy, Ohio  45373

James S. Wilcox                             11546 Fenner Road                   2002
                                            Laura, Ohio  45337

Peter E. Jenkins                            1156 Westridge Drive                2003
                                            Troy, Ohio  45373

William L. Lukens                           2060 Peters Road                    2003
                                            Troy, Ohio  45373

Thomas E. Robinson                          1823 Peters Road                    2003
                                            Troy, Ohio  45373

                  SECTION 1.08. On and after the EFFECTIVE DATE, and until changed in accordance with law, the persons whose names and residence addresses are set forth immediately below shall be the executive officers of the RESULTING CORPORATION and shall hold the offices set forth beside their respective names.

         Name                               Residence Address                   Office
         ----                               -----------------                   ------

Ronald B. Scott                             194 Littlejohn Road                President
                                            Troy, Ohio  45373

Linda Daniel                                7687 Winding Way N                 Vice President
                                            Tipp City, Ohio 45371

Mark Douglas                                1051 Crestview Drive               Vice President
                                            Troy, Ohio  45373

Phillip M. Jones                            2240 Seneca Drive                  Vice President
                                            Troy, Ohio  45373

Richard Bender                              7982 Cliffwood Drive               Vice President
                                            Tipp City, Ohio 45373

                  SECTION 1.09. Ronald B. Scott, whose address is 635 S. Market Street, Troy, Ohio 45373-0417, a natural person resident in the State of Ohio, is the statutory agent upon whom any process, notice or demand against MERGER CORP. or PEOPLES may be served.



                                   ARTICLE TWO

                  SECTION 2.01. The manner and basis of making distributions to shareholders of the CONSTITUENT CORPORATIONS in extinguishment of and in substitution for their shares of the CONSTITUENT CORPORATIONS shall be as set forth in this Article Two.

                  SECTION 2.02. On the EFFECTIVE DATE and as a result of the MERGER, automatically and without any further act of the CONSTITUENT CORPORATIONS, FINANCIAL or the holders of PEOPLES shares, the following shall occur:

                  (a) Each of the issued and outstanding shares of PEOPLES shall be cancelled and extinguished and, in substitution and exchange therefore, the holder thereof shall be entitled, subject to and upon compliance with Section 2.03(a) of this Agreement of Merger, to receive from FINANCIAL one common share, without par value, of FINANCIAL; and

                  (b) Each of the PEOPLES OPTIONS shall be cancelled and extinguished and, in substitution and exchange therefore, the holder thereof shall be entitled, subject to and upon compliance with Section 2.03(b) of this Agreement of Merger, to receive from FINANCIAL an option to purchase a number of common shares, without par value, of FINANCIAL equal to the number of common shares of PEOPLES subject to the PEOPLES OPTION of the holder immediately before the EFFECTIVE DATE at an exercise price equal to the exercise price of the PEOPLES OPTION of the holder.

                  SECTION 2.03. (a) Each holder of PEOPLES common shares who, as a result of the MERGER, holds one or more certificates which theretofore represented one or more common shares of PEOPLES that have been extinguished as a result of the MERGER shall surrender each such certificate held by him to the RESULTING CORPORATION and, within a reasonable time after such surrender, the RESULTING CORPORATION shall deliver to each such holder in exchange therefor one or more certificates evidencing the number of FINANCIAL shares to which each such holder is entitled in accordance with the provisions of Section 2.02 of this Agreement of Merger; and, until so surrendered, each such certificate which, prior to the MERGER, represented one or more shares of PEOPLES that have been extinguished as a result of the MERGER shall be deemed for all corporate purposes, except as provided in Section 2.06 of this Agreement of Merger, to evidence ownership of the number of shares of FINANCIAL which the holder of such certificate is entitled to receive in substitution therefor in accordance with
Section 2.02 of this Agreement of Merger; provided, however, that if there be delivered to the RESULTING CORPORATION by any person who is unable to produce any such certificate for surrender in accordance with this Section 2.03,

                  (1) Evidence to the satisfaction of the RESULTING CORPORATION that any such certificate or certificates has been lost, wrongfully taken or destroyed;

                  (2) Such security or indemnity as may be requested by the RESULTING CORPORATION to save it harmless; and

                  (3) Evidence to the satisfaction of the RESULTING CORPORATION that such person is the owner of the shares theretofore represented by each certificate claimed by him to be lost, wrongfully taken or destroyed and that such person who would be entitled to present each such certificate for exchange pursuant to this Agreement, then the RESULTING CORPORATION, in the absence of actual notice to it that any shares then or theretofore evidenced by any such certificate have been acquired by a bona fide purchaser, shall deliver to such person one or more certificates evidencing the number of shares of FINANCIAL that such person would have been entitled to receive upon surrender of each such lost, wrongfully taken or destroyed certificate.

                  (b) Each holder of a PEOPLES OPTION who is a party to a stock option agreement which represented before the EFFECTIVE DATE one or more PEOPLES OPTIONS extinguished as a result of the MERGER shall surrender each such agreement to FINANCIAL and, within a reasonable time after such surrender, FINANCIAL shall deliver to each such holder in exchange therefor one or more agreements in respect of the number of FINANCIAL shares in respect of which each such holder is entitled to an option in accordance with the provisions of
Section 2.02 of this Agreement of Merger.

                  SECTION 2.04. If any certificate evidencing one or more shares of FINANCIAL deliverable as provided in Section 2.03 of this Agreement of Merger is to evidence shares held in the name of a person other than the person in whose name such surrendered certificate was registered on the books of PEOPLES on the EFFECTIVE DATE, it shall be a condition precedent to the delivery of each such certificate evidencing common shares of FINANCIAL that such surrendered certificate shall be properly endorsed and otherwise in proper form for transfer and accompanied by such documents as may reasonably be required by the RESULTING CORPORATION in its discretion and that the person surrendering such certificate pay to the RESULTING CORPORATION any transfer or other taxes required by reason of the related transfer of one or more common shares of FINANCIAL (or of PEOPLES prior to the MERGER) to a person other than the registered holder of such surrendered certificate, or established to the satisfaction of the RESULTING CORPORATION that such tax has been paid or is not payable.

                  SECTION 2.05. No certificate evidencing one or more shares of FINANCIAL deliverable by it as provided elsewhere in this Agreement of Merger shall be delivered by the RESULTING CORPORATION until the holder of such shares shall have complied with Section 2.03 and, where applicable, Section 2.04 of this Agreement of Merger.

                  SECTION 2.06. No cash, share or other dividend or distribution in respect of common shares of FINANCIAL shall be paid or distributed in respect of such a share that, as a result of the MERGER, is evidenced by a certificate which theretofore evidenced one or more shares of PEOPLES until the holder of such certificate shall have complied with Section 2.03 and, where applicable,
Section 2.04 of this Agreement of Merger, but upon such compliance, the RESULTING CORPORATION shall cause each such cash, share or other dividend or distribution to be paid and distributed to the person entitled thereto (without interest or other compensation for delay in such payment or distribution).

                  SECTION 2.07. The RESULTING CORPORATION may from time to time, in the case of one or more persons, waive one or more of the rights provided to it in Section 2.03 of this Agreement of Merger to withhold certain certificates, payments, deliveries and distributions, and no such waiver shall constitute a waiver of its right thereafter to withhold any such certificate, payment, delivery or distribution in the case of any person.

                  SECTION 2.08. Notwithstanding anything in this AGREEMENT to the contrary, the PEOPLES common shares which are outstanding immediately before the EFFECTIVE DATE and which are held by shareholders who shall not have voted such shares in favor of this AGREEMENT, who shall have delivered to FINANCIAL or PEOPLES a written demand for appraisal of such shares in the manner provided in
Section 1701.85 of the Ohio Revised Code (hereinafter referred to as the "ORC") and who shall have otherwise complied fully with all of the requirements of
Section 1701.85 of the ORC shall not be converted into or be exchangeable for the right to receive the consideration provided in this AGREEMENT; provided, however, that (a) each of such shares (herein referred to as the "DISSENTING SHARES") shall nevertheless be cancelled and extinguished in accordance with this AGREEMENT; (b) the holder of DISSENTING SHARES, upon full compliance with the requirements of Section 1701.85 of the ORC, shall be entitled to payment of the appraised value of such shares in accordance with the provisions of Section 1701.85 of the ORC; and (c) in the event (i) any holder of DISSENTING SHARES shall subsequently withdraw such holder's demand for appraisal of such shares within sixty days after the EFFECTIVE DATE or shall fail to establish such holder's entitlement to appraisal rights in accordance with Section 1701.85 of the ORC, or (ii) any holder of DISSENTING SHARES has not filed a petition demanding a determination of the value of such shares within the period provided in Section 1701.85 of the ORC, such holder shall forfeit the right to appraisal of such shares and such shares shall thereupon be deemed to have been converted into and to have become exchangeable for the right to receive the consideration provided in this AGREEMENT.

                  SECTION 2.09. On and after the EFFECTIVE DATE and as a result of the MERGER, the issued and outstanding share of MERGER CORP. shall, automatically and without any further act of the CONSTITUENT CORPORATIONS or FINANCIAL, be cancelled and extinguished and, in substitution and exchange for such MERGER CORP. share so cancelled and extinguished, FINANCIAL shall receive 7,439,650 common shares of the RESULTING CORPORATION. Promptly after the EFFECTIVE DATE, the RESULTING CORPORATION shall deliver to FINANCIAL a certificate evidencing the 7,439,650 common shares of the RESULTING CORPORATION issued to FINANCIAL in accordance with this Section 2.09, and until such certificate is prepared and issued to FINANCIAL to evidence such 7,439,650 common shares of the RESULTING CORPORATION, the certificate theretofore representing the one share of MERGER CORP. shall be deemed for all corporate purposes to evidence ownership of an aggregate of 7,439,650 issued and outstanding shares of the RESULTING CORPORATION.



                                  ARTICLE THREE

                  SECTION 3.01. On and after the EFFECTIVE DATE and as a result of the MERGER, the separate existence of MERGER CORP. shall cease; provided, however, that whenever a conveyance, assignment, transfer, deed or other instrument or act is necessary to vest property or rights in the RESULTING CORPORATION, the officers of the respective CONSTITUENT CORPORATIONS shall execute, acknowledge and deliver such instruments and do such acts. For purposes of the foregoing sentence only, the existence of MERGER CORP. and the authority of its officers and directors shall be continued notwithstanding the MERGER.

                  SECTION 3.02. On and after the EFFECTIVE DATE, all of the assets and property of every kind and character, real, personal and mixed, tangible and intangible, choses in action, rights and credits, owned by the CONSTITUENT CORPORATIONS, or which would inure to any of them, shall immediately, by operation of law and without any conveyance or transfer and without any further act or deed, be vested in and become the property of the RESULTING CORPORATION, which shall have, hold and enjoy the same in its own right as fully and to the same extent as the same were possessed, held and enjoyed by the CONSTITUENT CORPORATIONS before the MERGER, and the RESULTING CORPORATION shall be deemed to be and shall be a continuation of the entity and identify of PEOPLES on and after the EFFECTIVE DATE.

                  SECTION 3.03. All of the rights and obligations of the CONSTITUENT CORPORATIONS shall remain unimpaired, and the RESULTING CORPORATION shall succeed to all of such rights and obligations and the duties and liabilities connected therewith. Title to any real estate or any interest therein vested in any CONSTITUENT CORPORATIONS shall not revert or in any way be impaired by reason of the MERGER. Any claim existing, or action or proceeding pending, by or against any CONSTITUENT CORPORATIONS, may be prosecuted to judgment with right of appeal, as if the MERGER had not taken place or the RESULTING CORPORATION may be substituted in its place.

                  SECTION 3.04. On and after the EFFECTIVE DATE, all the rights of creditors of each CONSTITUENT CORPORATION shall be preserved unimpaired, and all liens on the property of any CONSTITUENT CORPORATION shall be preserved unimpaired, on only the property affected by any such lien immediately prior to the EFFECTIVE DATE.

                  SECTION 3.05. By way of example of the effect of the provisions of this Article Three and without limiting the generality of any other provision of this Article Three, all savings deposit accounts of PEOPLES existing at the EFFECTIVE DATE shall be unaffected by the MERGER.



                                  ARTICLE FOUR

                  SECTION 4.01. The status of PEOPLES as a savings and loan association shall be unaffected by the MERGER. PEOPLES shall continue after the EFFECTIVE DATE subject to the statutory and administrative controls to which it was subject before the EFFECTIVE DATE.

                  SECTION 4.02. FINANCIAL represents and warrants to PEOPLES that (a) the Articles of Incorporation of FINANCIAL will be amended on or before the EFFECTIVE DATE to authorize 14,000,000 common shares, without par value, and 1,000,000 preferred shares, without par value; (b) FINANCIAL will assume all of the obligations of PEOPLES under each of the stock option plans in accordance with which the PEOPLES OPTIONS were granted; and (c) the 100 issued and outstanding shares of FINANCIAL shall be purchased by FINANCIAL on the EFFECTIVE DATE pursuant to the terms and conditions of a Subscription Agreement dated July 23, 2001, by and between FINANCIAL and PEOPLES.

                  SECTION 4.03. MERGER CORP. represents and warrants to PEOPLES that its activities as a corporation since the beginning of its legal existence have been limited to accepting an initial subscription to its shares and participating in the MERGER contemplated by this Agreement. If the foregoing representations shall not be true, PEOPLES shall not be obligated to consummate this MERGER.

                  SECTION 4.04. PEOPLES represents and warrants to FINANCIAL that PEOPLES has authorized 90,000,000 common shares, par value $1.00 per share, 7,439,650 of which are issued and outstanding and 883,186 of which are reserved for issuance upon exercise of the PEOPLES OPTIONS.

                  SECTION 4.05. This Agreement of Merger is intended to be and the parties hereto adopt the Agreement as a Plan of Reorganization under Section 368(a)(2)(E) of the Internal Revenue Code of 1986, as amended, to be effectuated in the manner set forth herein.

                  SECTION 4.06. The MERGER shall become effective at the close of business of PEOPLES on the date on which the certificate provided for in
Section 1701.81 of the Ohio Revised Code is filed in the office of the Secretary of State of Ohio (herein referred to as the "EFFECTIVE DATE") by the office of the Superintendent of the Division of Financial Institutions of the Ohio Department of Commerce.



                                  ARTICLE FIVE

                  SECTION 5.01. This Agreement of Merger and the MERGER shall not become effective until this Agreement of Merger and/or the MERGER has been approved by all regulatory authorities which are required to approve this Agreement of Merger and/or the MERGER and by the requisite majority vote of the shareholders of the CONSTITUENT CORPORATIONS and FINANCIAL as required by law.

                  SECTION 5.02. At any time before the EFFECTIVE DATE, this Agreement may be amended from time to time by an agreement in writing executed in the same manner as this Agreement, after authorization of such action by the Boards of Directors of PEOPLES, FINANCIAL and MERGER CORP.

                  SECTION 5.03. The MERGER contemplated by this Agreement may be abandoned by FINANCIAL, PEOPLES or MERGER CORP. and this Agreement of Merger may be terminated (a) in the event that this Agreement of Merger and the MERGER are not duly approved by the requisite majority vote of the shareholders of PEOPLES;
(b) in the event that the Boards of Directors of PEOPLES, FINANCIAL, or MERGER CORP. at any time prior to the filing of the Certificate of Merger with the Secretary of State of the State of Ohio mutually determine that the MERGER is not in the best interests of their respective corporations; or (c) in the event that the number of DISSENTING SHARES exceeds ten percent (10%) of the issued and outstanding shares of PEOPLES.

                  IN WITNESS WHEREOF, Peoples Ohio Financial Corporation, Peoples Savings Bank of Troy and Peoples Merger Corp., have caused this Agreement of Merger to be duly executed by their authorized officers as of the day and year first above written.

ATTEST:                                     PEOPLES OHIO FINANCIAL CORPORATION

 /s/ Linda Daniel                           By /s/ Ronald B. Scott
------------------------------------          ----------------------------------
Linda Daniel,                                  Ronald B. Scott,
   its Secretary                                  its President

ATTEST:                                     PEOPLES SAVINGS BANK OF TROY

/s/ Linda Daniel                            By /s/ Ronald B. Scott
------------------------------------          ----------------------------------
Linda Daniel,                                  Ronald B. Scott,
   its Secretary                                  its President

ATTEST:                                     PEOPLES MERGER CORP.

 /s/ Mark A. Douglas                        By /s/ Ronald B. Scott
------------------------------------           ---------------------------------
Mark Douglas,                                  Ronald B. Scott,
   its Secretary                                  its President



STATE OF OHI-              )
                           )   SS:
COUNTY OF MIAMI            )


                  On this 27th day of August, 2001, personally appeared before me, a Notary Public in and for such county and state aforesaid, Ronald B. Scott and Linda Daniel to me known and known to me to be the President and Secretary, respectively, of each of Peoples Ohio Financial Corporation and Peoples Savings Bank of Troy, and Ronald B. Scott and Mark Douglas to me known and known to me to be the President and Secretary, respectively, of Peoples Merger Corp., who severally acknowledged that they did sign the foregoing Agreement of Merger as such President and Secretary for and on behalf of such corporations and that the same is their free act and deed and the free and voluntary corporate act and deed of said corporation.

                  IN WITNESS WHEREOF, I have hereunto set my hand and seal on the date last mentioned.


                                                   /s/Darlyn D. Stradling
                                                  ------------------------------
                                                  Notary Public

                                   APPENDIX B
                                   ----------


SS.1701.85        DISSENTING SHAREHOLDER'S DEMAND FOR FAIR CASH VALUE OF SHARES.

         (A) (1) A shareholder of a domestic corporation is entitled to relief as a dissenting shareholder in respect of the proposals described in sections 1701.74, 1701.76, and 1701.84 of the Revised Code, only in compliance with this section.

                  (2) If the proposal must be submitted to the shareholders of the corporation involved, the dissenting shareholder shall be a record holder of the shares of the corporation as to which he seeks relief as of the date fixed for the determination of shareholders entitled to notice of a meeting of the shareholders at which the proposal is to be submitted, and such shares shall not have been voted in favor of the proposal. Not later than ten days after the date on which the vote on the proposal was taken at the meeting of the shareholders, the dissenting shareholder shall deliver to the corporation a written demand for payment to him of the fair cash value of the shares as to which he seeks relief, which demand shall state his address, the number and class of such shares, and the amount claimed by him as the fair cash value of the shares.

                  (3) The dissenting shareholder entitled to relief under division (C) of section 1701.84 of the Revised Code in the case of a merger pursuant to section 1701.80 of the Revised Code and a dissenting shareholder entitled to relief under division (E) of section 1701.84 of the Revised Code in the case of a merger pursuant to section 1701.801 [1701.80.1] of the Revised Code shall be a record holder of the shares of the corporation as to which he seeks relief as of the date on which the agreement of merger was adopted by the directors of that corporation. Within twenty days after he has been sent the notice provided in section 1701.80 or 1701.801 [1701.80.1] of the Revised Code, the dissenting shareholder shall deliver to the corporation a written demand for payment with the same information as that provided for in division (A)(2) of this section.

                  (4) In the case of a merger or consolidation, a demand served on the constituent corporation involved constitutes service on the surviving or the new entity, whether the demand is served before, on, or after the effective date of the merger or consolidation.

                  (5) If the corporation sends to the dissenting shareholder, at the address specified in his demand, a request for the certificates representing the shares as to which he seeks relief, the dissenting shareholder, within fifteen days from the date of the sending of such request, shall deliver to the corporation the certificates requested so that the corporation may forthwith endorse on them a legend to the effect that demand for the fair cash value of such shares has been made. The corporation promptly shall return such endorsed certificates to the dissenting shareholder. A dissenting shareholder's failure to deliver such certificates terminates his rights as a dissenting shareholder, at the option of the corporation, exercised by written notice sent to the dissenting shareholder within twenty days after the lapse of the fifteen-day period, unless a court for good cause shown otherwise directs. If shares represented by a certificate on which such a legend has been endorsed are transferred, each new certificate issued for them shall bear a similar legend, together with the name of the original dissenting holder of such shares. Upon receiving a demand for payment from a dissenting shareholder who is the record holder of uncertificated securities, the corporation shall make an appropriate notation of the demand for payment in its shareholder records. If uncertificated shares for which payment has been demanded are to be transferred, any new certificate issued for the shares shall bear the legend required for certificated securities as provided in this paragraph. A transferee of the shares so endorsed, or of uncertificated securities where such notation has been made, acquires only such rights in the corporation as the original dissenting holder of such shares had immediately after the service of a demand for payment of the fair cash value of the shares. A request under this paragraph by the corporation is not an admission by the corporation that the shareholder is entitled to relief under this section.

         (B) Unless the corporation and the dissenting shareholder have come to an agreement on the fair cash value per share of the shares as to which the dissenting shareholder seeks relief, the dissenting shareholder or the corporation, which in case of a merger or consolidation may be the surviving or new entity, within three months after the service of the demand by the dissenting shareholder, may file a complaint in the court of common pleas of the county in which the principal office of the corporation that issued the shares is located or was located when the proposal was adopted by the shareholders of the corporation, or, if the proposal was not required to be submitted to the shareholders, was approved by the directors. Other dissenting shareholders, within that three-month period, may join as plaintiffs or may be joined as defendants in any such proceeding, and any two or more such proceedings may be consolidated. The complaint shall contain a brief statement of the facts, including the vote and the facts entitling the dissenting shareholder to the relief demanded. No answer to such a complaint is required. Upon the filing of such a complaint, the court, on motion of the petitioner, shall enter an order fixing a date for a hearing on the complaint and requiring that a copy of the complaint and a notice of the filing and of the date for hearing be given to the respondent or defendant in the manner in which summons is required to be served or substituted service is required to be made in other cases. On the day fixed for the hearing on the complaint or any adjournment of it, the court shall determine from the complaint and from such evidence as is submitted by either party whether the dissenting shareholder is entitled to be paid the fair cash value of any shares and, if so, the number and class of such shares. If the court finds that the dissenting shareholder is so entitled, the court may appoint one or more persons as appraisers to receive evidence and to recommend a decision on the amount of the fair cash value. The appraisers have such power and authority as is specified in the order of their appointment. The court thereupon shall make a finding as to the fair cash value of a share and shall render judgment against the corporation for the payment of it, with interest at such rate and from such date as the court considers equitable. The costs of the proceeding, including reasonable compensation to the appraisers to be fixed by the court, shall be assessed or apportioned as the court considers equitable. The proceeding is a special proceeding and final orders in it may be vacated, modified, or reversed on appeal pursuant to the Rules of Appellate Procedure and, to the extent not in conflict with those rules, Chapter 2505. of the Revised Code. If, during the pendency of any proceeding instituted under this section, a suit or proceeding is or has been instituted to enjoin or otherwise to prevent the carrying out of the action as to which the shareholder has dissented, the proceeding instituted under this section shall be stayed until the final determination of the other suit or proceeding. Unless any provision in division (D) of this section is applicable, the fair cash value of the shares that is agreed upon by the parties or fixed under this section shall be paid within thirty days after the date of final determination of such value under this division, the effective date of the amendment to the articles, or the consummation of the other action involved, whichever occurs last. Upon the occurrence of the last such event, payment shall be made immediately to a holder of uncertificated securities entitled to such payment. In the case of holders of shares represented by certificates, payment shall be made only upon and simultaneously with the surrender to the corporation of the certificates representing the shares for which the payment is made.

         (C) If the proposal was required to be submitted to the shareholders of the corporation, fair cash value as to those shareholders shall be determined as of the day prior to the day on which the vote by the shareholders was taken and, in the case of a merger pursuant to section 1701.80 or 1701.801 [1701.80.1] of the Revised Code, fair cash value as to shareholders of a constituent subsidiary corporation shall be determined as of the day before the adoption of the agreement of merger by the directors of the particular subsidiary corporation. The fair cash value of a share for the purposes of this section is the amount that a willing seller who is under no compulsion to sell would be willing to accept and that a willing buyer who is under no compulsion to purchase would be willing to pay, but in no event shall the fair cash value of a share exceed the amount specified in the demand of the particular shareholder. In computing such fair cash value, any appreciation or depreciation in market value resulting from the proposal submitted to the directors or to the shareholders shall be excluded.

         (D) (1) The right and obligation of a dissenting shareholder to receive such fair cash value and to sell such shares as to which he seeks relief, and the right and obligation of the corporation to purchase such shares and to pay the fair cash value of them terminates if any of the following applies:

                           (a) The dissenting shareholder has not complied with
this section, unless the corporation by its directors waives such failure;

                           (b) The corporation abandons the action involved or
is finally enjoined or prevented from carrying it out, or the shareholders rescind their adoption of the action involved;

                           (c) The dissenting shareholder withdraws his demand,
with the consent of the corporation by its directors;

                           (d) The corporation and the dissenting shareholder
have not come to an agreement as to the fair cash value per share, and neither the shareholder nor the corporation has filed or joined in a complaint under division (B) of this section within the period provided in that division.

                  (2) For purposes of division (D)(1) of this section, if the merger or consolidation has become effective and the surviving or new entity is not a corporation, action required to be taken by the directors of the corporation shall be taken by the general partners of a surviving or new partnership or the comparable representatives of any other surviving or new entity.

         (E) From the time of the dissenting shareholder's giving of the demand until either the termination of the rights and obligations arising from it or the purchase of the shares by the corporation, all other rights accruing from such shares, including voting and dividend or distribution rights, are suspended. If during the suspension, any dividend or distribution is paid in money upon shares of such class or any dividend, distribution, or interest is paid in money upon any securities issued in extinguishment of or in substitution for such shares, an amount equal to the dividend, distribution, or interest which, except for the suspension, would have been payable upon such shares or securities, shall be paid to the holder of record as a credit upon the fair cash value of the shares. If the right to receive fair cash value is terminated other than by the purchase of the shares by the corporation, all rights of the holder shall be restored and all distributions which, except for the suspension, would have been made shall be made to the holder of record of the shares at the time of termination.

                                   APPENDIX C
                                   ----------


                          PEOPLES SAVINGS BANK OF TROY

                    AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

                                     CHARTER


I.       PURPOSE

         The Audit Committee is a committee of the Board of Directors. The primary function of the Audit Committee is to assist the Board of Directors in fulfilling its oversight responsibilities by monitoring the following processes:

         1. the financial information which will be provided to shareholders, governmental or regulatory bodies, the public, and others;

         2. the Bank's auditing, accounting, and financial reporting process;

         3. the systems of internal controls related to finance, accounting, legal compliance, regulatory compliance and ethics that management and the Board of Directors have established; and

         4. the audit process.

The Audit Committee's primary duties and responsibilities are to:

         1. serve as an independent and objective party to monitor the Bank's financial reporting process and internal control system;

         2. review and appraise the audit efforts of the Bank's independent accountants and the internal auditors; and

         3. provide an open avenue of communication among the independent accountants, financial and senior management, internal auditors, and the Board of Directors.

The Audit Committee will primarily fulfill these responsibilities by carrying out the activities enumerated in Section IV of this Charter.


II.      COMPOSITION

         The Audit Committee should be comprised of three or more directors as determined by the Board. Each member will be independent of the management of the Bank and free of any relationship that, in the opinion of the Board of Directors, would interfere with their exercise of independent judgement as a Committee member.

         The members of the Committee shall be elected by the Board at the annual organizational meeting of the Board or until their successors shall be duly elected and qualified. Unless a Chair is elected by the full Board, the members of the Committee may designate a Chair by majority vote of the full Committee membership.

         The duties and responsibilities of a member of the Audit Committee are in addition to those duties set out for a member of the Board of Directors.


III.     MEETINGS

         The Committee shall meet at least three times annually, or more frequently as circumstances dictate. As part of its job to foster open communication, the Committee may include, as a part of each meeting agenda, an executive session. This session may be used, as necessary, by management, the internal auditors, and the independent accountants to discuss any matters that the Committee or each of these groups believe should be discussed separately. The Committee may ask members of management or others to attend meetings and provide pertinent information as necessary.


IV.      RESPONSIBILITIES AND DUTIES

         In meeting its responsibilities, the Audit Committee is expected to:

         1. Provide an open avenue of communication between the internal auditors, the independent accountant, and the Board of Directors;

         2. Attempt to confirm and assure the objectivity of the internal auditor;

         3. Attempt to confirm and assure the independence of the independent accountant, including a review of management consulting services provided by the independent accountant and related fees;

         4. Review and update the Committee's charter periodically;

         5. Recommend to the Board of Directors the independent accountants to be nominated, approve the compensation of the independent accountant, and review and approve, if applicable, the discharge of the independent accountants;

         6. Review and concur in the appointment, replacement, reassignment, or dismissal of the internal auditor;

         7. Review the qualifications of the internal auditor to specific areas within the audit plan;

         8. Review with the independent auditor and internal auditor the coordination of audit efforts to assure completeness of coverage, reduction of redundant efforts, and the effective use of audit resources;

         9. Consider, in consultation with the independent accountant and the internal auditor, the audit scope and plan of the internal auditors and the independent accountant. Determine if the internal auditor and independent accountants are utilizing a risk-based approach;

         10. Consider and review with the independent accountant and internal auditor:

                  a. the adequacy of the Bank's internal controls including computerized information system controls and security;

                  b. any related significant findings and recommendations of the independent accountant and internal auditing together with management responses thereto; and

                  c. the status of previous audit recommendations and management's follow up on those recommendations.

         11. Review with management and the independent accountant at the completion of the annual audit:

                  a. the Bank's annual financial statements and related footnotes;

                  b. the independent accountant's audit of the financial statements and his or her report thereon;

                  c. any significant changes required in the independent accountant's audit plan;

                  d. any serious difficulties or disputes with management encountered during the course of the audit;

                  e. other matters related to the conduct of the audit which are to be communicated to the committee under generally accepted auditing standards;

                  f. advise financial management and the independent auditor that they are expected to provide a timely analysis of significant current financial reporting issues and practices; and

                  g. provide that financial management and the independent auditor discuss with the audit committee their qualitative judgements about the appropriateness, not just the acceptability, of accounting principles and financial disclosure practices used or proposed to be adopted by the Corporation and, particularly, about the degree of aggressiveness or conservatism of its accounting principles and underlying estimates.

         12. Review with management and the internal auditor:

                  a. regular internal audit reports to management prepared by the internal auditor, including significant findings and management's responses to those findings;

                  b. any difficulties encountered in the course of their audits, including any restrictions on the scope of their work or access to required information; and

                  c. the annual internal audit plan and any changes required in the scope of that plan.

         13. Unless otherwise directed by the Board of Directors the Committee may:

                  a. review with management, and if necessary, with the Bank's counsel, any legal matter that could have a significant impact on the Bank's financial statements;

                  b. review legal and regulatory matters that may have a material impact on the financial statements, related Bank compliance policies, and programs and reports received from regulators;

                  c. meet with the Bank's regulatory bodies to discuss the results of their examinations; and

                  d. conduct or authorize, if necessary, investigations into any matters within the Committee's scope of responsibilities. The Committee shall be empowered to retain independent counsel, accountants, or others to assist in the conduct of any investigation.

         14. Determine as regards to new transactions or events, the auditor's reasoning for the appropriateness of the accounting principles and disclosure practices adopted by the Bank.

         15. Meet with the internal auditor, the independent accountant, and management in separate executive sessions to discuss any matters that the committee or these groups believe should be discussed privately with the Audit Committee.

         16. Report Committee actions to the Board of Directors with such recommendations as the Committee may deem appropriate.

                                   APPENDIX D
                                   ----------


                          PEOPLES SAVINGS BANK OF TROY
                      2001 STOCK OPTION AND INCENTIVE PLAN


         1. PURPOSE. The purpose of the Peoples Savings Bank of Troy 2001 Stock Option and Incentive Plan (this "Plan") is to promote and advance the interests of Peoples Savings Bank of Troy and its shareholders by enabling the Company (hereinafter defined) to attract, retain and reward directors, managerial and other employees of the Company and any Subsidiary (hereinafter defined) and to strengthen the mutuality of interests between such directors and employees and the Company's shareholders by providing such persons with a proprietary interest in pursuing the long-term growth, profitability and financial success of the Company.

         2. DEFINITIONS. For purposes of this Plan, the following terms shall have the meanings set forth below:

                  (a) "Award" means the grant by the Committee of an Incentive Stock Option, a Non-Qualified Stock Option or a Stock Appreciation Right, or any combination thereof, as provided in the Plan.

                  (b) "Board" means the Board of Directors of the Company; provided, however, that in the event of the consummation of the Merger, "Board" shall mean the Board of Directors of POFC.

                  (c) "Code" means the Internal Revenue Code of 1986, as amended, or any successor thereto, together with rules, regulations and interpretations promulgated thereunder.

                  (d) "Committee" means the Committee of the Board constituted as provided in Section 3 of this Plan.

                  (e) "Common Shares" means the common shares, $1 par value per share, of the Company or any security of the Company issued in substitution, in exchange or in lieu thereof; provided, however, that in the event of the consummation of the Merger, "Common Shares" shall mean the common shares, without par value, of POFC.

                  (f) "Company" means Peoples Savings Bank of Troy, an Ohio savings and loan association, or any successor corporation; provided, however, that in the event of the consummation of the Merger, "Company" shall mean POFC.

                  (g) "Employment" means regular employment with the Company or a Subsidiary and does not include service as a director only.

                  (h) "ERISA" means the Employee Retirement Income Security Act, as amended, or any successor thereto, together with rules, regulations and interpretations promulgated thereunder.

                  (i) "Exchange Act" means the Securities Exchange Act of 1934, as amended, or any successor statute.

                  (j) "Fair Market Value" means as follows:

                           (i) If the Common Shares are traded on a national
                  securities exchange at the time of grant of the Stock Option, then the Fair Market Value shall be the average of the highest and the lowest selling price on such exchange on the date of such Stock Option is granted or, if there were no sales on such date, then on the next prior business day on which there was a sale.

                           (ii) If the Common Shares are quoted on The Nasdaq
                  Stock Market at the time of the grant of the Stock Option, then the Fair Market Value shall be the mean between the closing bid and closing asked quotation with respect to a Common Share on such date on The Nasdaq Stock Market.

                           (iii) If the Common Shares are not traded on a
                  national securities exchange or quoted on The Nasdaq Stock Market, then the Fair Market Value shall be as determined by the Committee.

                  (k) "Incentive Stock Option" means any Stock Option granted pursuant to the provisions of Section 6 of this Plan which is intended to be and is specifically designated as an "incentive stock option" within the meaning of Section 422 of the Code.

                  (l) "Merger" means the merger of Peoples Merger Corp. with and into Peoples Savings Bank of Troy in accordance with the terms of the Agreement of Merger dated August 27, 2001, by and among Peoples Merger Corp., Peoples Savings Bank of Troy and POFC, on the effective date of which Peoples Savings Bank of Troy will become a wholly-owned subsidiary of POFC.

                  (m) "Non-Qualified Stock Option" means any Stock Option granted pursuant to the provisions of Section 6 of this Plan which is not an Incentive Stock Option.

                  (n) "OTS" means the Office of Thrift Supervision, Department of the Treasury.

                  (o) "Participant" means an employee or director of the Company or a Subsidiary who is granted a Stock Option under this Plan. Notwithstanding the foregoing, for the purposes of the granting of any Incentive Stock Option under this Plan, the term "Participant" shall include only employees of the Company or a Subsidiary.

                  (p) "POFC" means Peoples Ohio Financial Corporation, an Ohio corporation.

                  (q) "Plan" means the Peoples Savings Bank of Troy 2001 Stock Option and Incentive Plan, as set forth herein and as hereinafter amended from time to time.

                  (r) "Related" means (i) in the case of a Stock Appreciation Right, a Stock Appreciation Right which is granted in connection with, and to the extent exercisable, in whole or in part, in lieu of, an Option and (ii) in the case of an Option, an Option with respect to which and to the extent to which a Stock Appreciation Right is exercisable, in whole or in part, in lieu thereof has been granted.

                  (s) "Repurchase Right" means the right defined in Section 10 of this Plan.

                  (t) "Stock Appreciation Right" means a Stock Appreciation Right with respect to shares granted by the Committee pursuant to
         Section 11 hereof.

                  (u) "Stock Option" means an award to purchase Common Shares granted pursuant to the provisions of Section 6 of this Plan.

                  (v) "Subsidiary" means any corporation or entity in which the Company directly or indirectly controls 50% or more of the total voting power of all classes of its stock having voting power. In the event of the consummation of the Merger, "Subsidiary" shall include Peoples Savings Bank of Troy.

                  (w) "Terminated for Cause" means any removal of a director or discharge of an employee for personal dishonesty, incompetence, willful misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of a material provision of any law, rule or regulation (other than traffic violations or similar offenses), a material violation of a final cease-and-desist order or any other action of a director or employee which results in a substantial financial loss to the Company or a Subsidiary.

         3. ADMINISTRATION.

                  (a) This Plan shall be administered by the Committee, which shall be comprised of not fewer than three of the members of the Board. The members of the Committee shall be appointed from time to time by the Board. Members of the Committee shall serve at the pleasure of the Board, and the Board may from time to time remove members from, or add members to, the Committee. A majority of the members of the Committee shall constitute a quorum for the transaction of business. An action approved in writing by a majority of the members of the Committee then serving shall be fully as effective as if the action had been taken by unanimous vote at a meeting duly called and held.

                  (b) The Committee is authorized to construe and interpret this Plan and to make all other determinations necessary or advisable for the administration of this Plan. The Committee may designate persons other than members of the Committee to carry out its responsibilities under such conditions and limitations as it may prescribe. Any determination, decision or action of the Committee in connection with the construction, interpretation, administration, or application of this Plan shall be final, conclusive and binding upon all persons participating in this Plan and any person validly claiming under or through persons participating in this Plan. The Company shall effect the granting of Stock Options under this Plan in accordance with the determinations made by the Committee, by execution of instruments in writing in such form as approved by the Committee.

         4. DURATION OF, AND COMMON SHARES SUBJECT TO, THIS PLAN.

                  (a) Term. This Plan shall terminate on the date which is ten
         (10) years from the date on which this Plan is adopted by the Board, except with respect to Stock Options then outstanding. Notwithstanding the foregoing, no Incentive Stock Option may be granted under this Plan after the date which is ten (10) years from the date on which this Plan is adopted by the Board or the date on which this Plan is approved by the shareholders of the Company, whichever is earlier.

                  (b) Common Shares Subject to Plan. The maximum number of Common Shares in respect of which Awards may be granted under this Plan, subject to adjustment as provided in Section 9 of this Plan, shall be 600,000 Common Shares. For the purpose of computing the total number of Common Shares available for Awards under this Plan, there shall be counted against the foregoing limitations the number of Common Shares subject to issuance upon exercise or settlement of Stock Options as of the dates on which such Stock Options are granted. If any Stock Options or Stock Appreciation Rights are forfeited, terminated or exchanged for other Stock Appreciation Rights or Stock Options, or expire unexercised, the Common Shares which were theretofore subject to such Awards shall again be available for Awards under this Plan to the extent of such forfeiture, termination or expiration of such Awards.

         Common Shares which may be issued under this Plan may be either authorized and unissued shares or issued shares which have been reacquired by the Company. No fractional shares shall be issued under this Plan.

         5. ELIGIBILITY AND GRANTS. Persons eligible for Awards under this Plan shall consist of directors and managerial and other key employees of the Company or a Subsidiary who hold positions with significant responsibilities or whose performance or potential contribution, in the judgment of the Committee, will benefit the future success of the Company or a Subsidiary. In selecting the directors and employees to whom Awards will be made and the number of shares subject to such Awards, the Committee shall consider the position, duties and responsibilities of the eligible directors and employees, the value of their services to the Company and the Subsidiaries and any other factors the Committee may deem relevant.

         6. STOCK OPTIONS. Stock Options granted under this Plan may be in the form of Incentive Stock Options or Non-Qualified Stock Options. Such Stock Options shall be subject to the following terms and conditions and in such form as the Committee may from time to time approve and shall contain such additional terms and conditions as the Committee shall deem desirable, not inconsistent with the express provisions of the Plan:

                  (a) Grant. Stock Options may be granted under this Plan on terms and conditions not inconsistent with the provisions of this Plan.

                  (b) Stock Option Price. The option exercise price per Common Share purchasable under a Stock Option shall be determined by the Committee at the time of grant; provided, however, that in no event shall the exercise price of an Incentive Stock Option be less than 100% of the Fair Market Value of the Common Shares on the date of the grant of such Incentive Stock Option, and in the case of a Participant who owns Common Shares representing more than 10% of the outstanding Common Shares at the time an Incentive Stock Option is granted, the option exercise price shall in no event be less than 110% of the Fair Market Value of the Common Shares at the time the Incentive Stock Option is granted to such Participant.

                  (c) Stock Option Terms. Subject to the right of the Company to provide for earlier termination in the event of any merger, acquisition or consolidation involving the Company, the term of each Stock Option shall be fixed by the Committee; provided, however, that the term of an Incentive Stock Option will not exceed ten years after the date the Incentive Stock Option is granted; provided further, however, that in the case of a Participant who owns a number of Common Shares representing more than 10% of the Common Shares outstanding at the time the Incentive Stock Option is granted, the term of the Incentive Stock Option shall not exceed five years.

                  (d) Exercisability. Except as set forth in this Plan or as designated by the Committee at the time of grant, Stock Options awarded under this Plan shall be immediately exercisable in full.

                  (e) Method of Exercise. A Stock Option may be exercised, in whole or in part, by giving written notice of exercise to the Company specifying the number of Common Shares to be purchased. Such notice shall be accompanied by payment in full of the purchase price in cash or, if acceptable to the Committee in its sole discretion, in Common Shares already owned by the Participant, or by surrendering outstanding Stock Options. The Committee may also permit Participants, either on a selective or aggregate basis, to simultaneously exercise Stock Options and sell Common Shares thereby acquired, pursuant to a brokerage or similar arrangement, approved in advance by the Committee, and use the proceeds from such sale as payment of the purchase price of such shares.

                  (f) Special Rule for Incentive Stock Options. With respect to Incentive Stock Options granted under this Plan, to the extent the aggregate Fair Market Value (determined as of the date the Incentive Stock Option is granted) of the number of shares with respect to which Incentive Stock Options are exercisable under all plans of the Company or a Subsidiary for the first time by a Participant during any calendar year exceeds $100,000, or such other limit as may be required by the Code, such Stock Options shall be Non-Qualified Stock Options to the extent of such excess.

         7. EFFECT OF TERMINATION OF EMPLOYMENT, DISABILITY, DEATH OR CHANGE IN CONTROL.

                  (a) Except in the event of the death or disability of a Participant or in the event a Participant is Terminated for Cause, upon the resignation, removal or retirement from the Board of any Participant who is a director of the Company or a Subsidiary or upon the termination of Employment of a Participant who is not a director of the Company or a Subsidiary, all Stock Options which have not yet become exercisable shall thereupon terminate and be of no further force or effect, and, unless the Committee shall specifically state otherwise at the time a Stock Option is granted, all Stock Options which have become exercisable shall terminate if they are not exercised by the earlier of (i) the respective expiration dates of such Stock Options or
         (ii) the date which is three (3) months after such resignation, removal, retirement or termination of Employment.

                  (b) Unless the Committee shall specifically state otherwise at the time a Stock Option is granted, all Stock Options granted under this Plan shall become exercisable in full on the date of termination of a Participant's employment or directorship with the Company or a Subsidiary because of his death or disability, and, subject to extension by the Committee, all Stock Options shall terminate if not exercised by the earlier of (i) the respective expiration dates of any such Stock Options or (ii) the date which is twelve (12) months after the Participant's death or disability.

                  (c) Unless the Committee shall specifically state otherwise at the time a Stock Option is granted, in the event the Employment or the directorship of a Participant is Terminated for Cause, any Stock Option which has not been exercised shall terminate and be of no further force or effect as of the date the Participant is Terminated for Cause.

                  (d) All outstanding Stock Options shall become immediately exercisable in the event of a change in control or imminent change in control of the Company or any Subsidiary, as determined by the Committee. For purposes of this Section 7, "change in control" shall mean: (i) the execution of an agreement for the sale of all, or a material portion of, the assets of the Company or any Subsidiary; (ii) the execution of an agreement for a merger or recapitalization of the Company or any Subsidiary or any merger or recapitalization whereby the Company or any Subsidiary is not the surviving entity; (iii) a change of control of the Company or any Subsidiary, as defined or determined by the OTS; or (iv) the acquisition, directly or indirectly, of the beneficial ownership (within the meaning of the term "beneficial ownership" as defined under Section 13(d) of the Exchange Act and the rules promulgated thereunder) of twenty-five percent (25%) or more of the outstanding voting securities of the Company or any Subsidiary by any person, trust, entity or group. For purposes of this Section 7, "imminent change in control" shall refer to any offer or announcement, oral or written, by any person or any persons acting as a group, to acquire control of the Company or any Subsidiary as to which an application or notice has been filed with the OTS and such application has been approved or such notice has not been disapproved.

         8. NON-TRANSFERABILITY OF STOCK OPTIONS. No Stock Option under this Plan, and no rights or interests therein, shall be assignable or transferable by a Participant except by will or the laws of descent and distribution. During the lifetime of a Participant, Stock Options are exercisable only by, and payments in settlement of Stock Options will be payable only to, the Participant or his or her legal representative.

         9. ADJUSTMENTS UPON CHANGES IN CAPITALIZATION.

                  (a) Notwithstanding the existence of this Plan and any Awards granted hereunder, the Board and/or the shareholders of the Company shall at any time have the right, the power and the authority to make or authorize any of the following: any adjustment, recapitalization, reorganization or other change in the Company's capital structure or its business; any merger, acquisition or consolidation of the Company; any issuance of bonds, debentures, preferred or prior preference stocks ahead of or affecting the Company's capital stock or the rights thereof; the dissolution or liquidation of the Company or any sale or transfer of all or any part of its assets or business; or any other corporate act or proceeding, including any merger or acquisition which would result in the exchange of cash, stock of another company or options to purchase the stock of another company for any Awards outstanding at the time of such corporate transaction or which would involve the termination of all Awards outstanding at the time of such corporate transaction.

                  (b) In the event of any change in capitalization affecting the Common Shares of the Company, such as a stock dividend, stock split, recapitalization, merger, consolidation, spin-off, split-up, combination or exchange of shares or other form of reorganization, or any other change affecting the Common Shares, such proportionate adjustments, if any, as the Board in its discretion may deem appropriate to reflect such change shall be made with respect to the aggregate number of Common Shares for which Awards in respect thereof may be granted under this Plan, the maximum number of Common Shares which may be sold or awarded to any Participant, the number of Common Shares covered by each outstanding Award, and the exercise price per share in respect of outstanding Awards.

         10. RIGHT OF REPURCHASE AND RESTRICTIONS ON DISPOSITION. The Committee, in its sole discretion, may include, as a term of any Incentive Stock Option or Non-Qualified Stock Option, the right (hereinafter the "Repurchase Right"), but not the obligation, to repurchase all or any amount of the Common Shares acquired by a Participant pursuant to the exercise of any such options. The Repurchase Right shall provide for, among other terms, a specified duration of the Repurchase Right, a specified price per Common Share to be paid upon the exercise of the Repurchase Right and a restriction on the disposition of the Common Shares by the Participant during the period of the Repurchase Right. The Repurchase Right may permit the Company to transfer or assign such right to another party. The Company may exercise the Repurchase Right only to the extent permitted by applicable law.

         11. STOCK APPRECIATION RIGHTS. A Stock Appreciation Right shall, upon its exercise, entitle the Participant to whom such Stock Appreciation Right is granted to receive a number of Common Shares or an amount of cash or combination thereof, as the Committee in its discretion shall determine, the aggregate value of which (i.e., the sum of the amount of cash and/or the fair market value of such Common Shares on the date of exercise) shall equal (as nearly as possible) the amount by which the Fair Market Value per Common Share on the date of such exercise shall exceed the exercise price of such Stock Appreciation Right, multiplied by the number of Common Shares with respect to which such Stock Appreciation Right shall have been exercised. A Stock Appreciation Right may be Related to an option or may be granted independently of any option and the Committee shall determine whether and to what extent a Related Stock Appreciation Right shall be granted with respect therein; provided, however, that notwithstanding any other provision of this Plan, in the event that the Related Option is an Incentive Stock Option, the Related Stock Appreciation Right shall satisfy all the applicable restrictions and limitations of Section 6 hereof as if such Related Stock Appreciation Right were an Incentive Stock Option. In the case of a Related Stock Option, such Related Stock Option shall cease to be exercisable to the extent of the Common Shares to which the Related Stock Appreciation Right was exercised. Upon the exercise or termination of a Related Stock Option, any Related Stock Appreciation Right shall terminate to the extent of the Common Shares with respect to which the Related Stock Option was exercised or terminated.

         12. AMENDMENT AND TERMINATION OF THIS PLAN. Without further approval of the shareholders, the Board may at any time terminate this Plan, or may amend it from time to time in such respects as the Board may deem advisable, except that the Board may not, without approval of the shareholders, make any amendment which would (a) increase the aggregate number of Common Shares which may be issued under this Plan (except for adjustments pursuant to Section 9 of this Plan), (b) materially modify the requirements as to eligibility for participation in this Plan, or (c) materially increase the benefits accruing to Participants under this Plan. The above notwithstanding, the Board may amend this Plan to take into account changes in applicable securities, federal income tax and other applicable laws.

         13. MODIFICATION OF OPTIONS. The Board may authorize the Committee to direct the execution of an instrument providing for the modification of any outstanding Stock Option which the Board believes to be in the best interests of the Company; provided, however, that no such modification, extension or renewal shall confer on the holder of such Stock Option any right or benefit which could not be conferred on him by the grant of a new Stock Option at such time and shall not materially decrease the Participant's benefits under the Stock Option without the consent of the holder of the Stock Option, except as otherwise permitted under this Plan.

         14. MISCELLANEOUS.

                  (a) Tax Withholding. The Company shall have the right to deduct from any settlement made under this Plan, including the delivery or vesting of Common Shares, any federal, state or local taxes of any kind required by law to be withheld with respect to such payments or to take such other action as may be necessary in the opinion of the Company to satisfy all obligation for the payment of such taxes. If Common Shares are used to satisfy tax withholding, such shares shall be valued based on the Fair Market Value when the tax withholding is required to be made.

                  (b) No Right to Employment. Neither the adoption of this Plan nor the granting of any Award shall confer upon any employee of the Company or a Subsidiary any right to continued Employment with the Company or a Subsidiary, as the case may be, nor shall it interfere in any way with the right of the Company or a Subsidiary to terminate the Employment of any of its employees at any time, with or without cause.

                  (c) Annulment of Stock Options. The grant of any Stock Option under this Plan payable in cash is provisional until cash is paid in settlement thereof. The grant of any Stock Option under this Plan payable in Common Shares is provisional until the Participant becomes entitled to the certificate in settlement thereof. In the event the Employment or the directorship of a Participant is Terminated for Cause, any Stock Option which is provisional shall be annulled as of the date of such termination.

                  (d) Other Company Benefit and Compensation Programs. Payments and other benefits received by a Participant under an Award made pursuant to this Plan shall not be deemed a part of a Participant's regular, recurring compensation for purposes of the termination indemnity or severance pay law of any country and shall not be included in, nor have any effect on, the determination of benefits under any other employee benefit plan or similar arrangement provided by the Company or a Subsidiary unless expressly so provided by such other plan or arrangement, or except where the Committee expressly determines that an Award or portion of an Award should be included to accurately reflect competitive compensation practices or to recognize that an Award has been made in lieu of a portion of competitive annual cash compensation. An Award under this Plan may be made in combination with or in tandem with, or as an alternative to, grants, stock options or payments under any other plans of the Company or a Subsidiary. This Plan notwithstanding, the Company or any Subsidiary may adopt such other compensation programs and additional compensation arrangements as it deems necessary to attract, retain and reward directors and employees for their service with the Company and its Subsidiaries.

                  (e) Securities Law Restrictions. No Common Shares shall be issued under this Plan unless counsel for the Company shall be satisfied that such issuance will be in compliance with applicable federal and state securities laws. Certificates for Common Shares delivered under this Plan may be subject to such stop-transfer orders and other restrictions as the Committee may deem advisable under the rules, regulations and other requirements of the Securities and Exchange Commission, any stock exchange upon which the Common Shares are then listed, and any applicable federal or state securities law. The Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

                  (f) Award Agreement. Each Participant receiving an Award under this Plan shall enter into an agreement with the Company in a form specified by the Committee agreeing to the terms and conditions of the Award and such related matters as the Committee shall, in its sole discretion, determine.

                  (g) Cost of Plan. The costs and expenses of administering this Plan shall be borne by the Company.

                  (h) Governing Law. This Plan and all actions taken hereunder shall be governed by and construed in accordance with the laws of the State of Ohio, except to the extent that federal law shall be deemed applicable.

                  (i) Effective Date. This Plan shall be effective upon the later of adoption by the Board and approval by the Company's shareholders. This Plan shall be submitted to the shareholders of the Company for approval at an annual or special meeting of shareholders held within twelve (12) months of the adoption of the Plan by the Board.

                                REVOCABLE PROXY

         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
                          PEOPLES SAVINGS BANK OF TROY

          PEOPLES SAVINGS BANK OF TROY ANNUAL MEETING OF SHAREHOLDERS
                                October 31, 2001

         The undersigned shareholder of Peoples Savings Bank of Troy ("Peoples") hereby constitutes and appoints Ronald B. Scott, Donald Cooper and William J. McGraw, III, or any one of them, as the proxy or proxies of the undersigned with full power of substitution and resubstitution, to vote at the Annual Meeting of Shareholders of Peoples to be held at the Market Square Community Room, 405 S.W. Public Square, Troy, Ohio 45373, on October 31, 2001, at 3:00 p.m. Eastern Time (the "Annual Meeting"), all of the shares of Peoples common stock which the undersigned is entitled to vote at the Annual Meeting, or at any adjournment thereof, on each of the following proposals, all of which are described in the accompanying Prospectus/Proxy Statement:

1A.   The election of three directors:

      [ ]  FOR all nominees (except as       [ ]  WITHHOLD authority to vote for
           marked to the contrary below):         all nominees listed below:

                                R. Douglas Haines
                               Richard W. Wallace
                                G. Joseph Reardon

1B.   The election of one director emeritus:

      [ ]  FOR the nominee (except as        [ ]  WITHHOLD authority to vote for
           marked to the contrary below):         nominee listed below:

                               William E. Eickhoff

2. The approval of the directors' cash compensation for the 2001-2002 fiscal year:

      [ ]    FOR     [ ]    AGAINST         [ ]    ABSTAIN

3. The adoption of the Peoples Savings Bank of Troy 2001 Stock Option and Incentive Plan:

      [ ]    FOR     [ ]    AGAINST         [ ]    ABSTAIN

4. The adoption of the Agreement of Merger dated August 27, 2001, by and among Peoples Ohio Financial Corporation, Peoples Savings Bank of Troy and Peoples Merger Corp.:

      [ ]    FOR     [ ]    AGAINST         [ ]    ABSTAIN

5. In their discretion, upon such other business as may properly come before the Annual Meeting or any adjournments thereof:

      [ ]    FOR     [ ]    AGAINST         [ ]    ABSTAIN

The Board of Directors recommends a vote "FOR" the proposals listed above.

UNLESS THIS PROXY IS REVOKED, THE COMMON SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED. WHERE NO INSTRUCTIONS ARE INDICATED, PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE VOTED IN FAVOR OF THE PROPOSALS STATED ABOVE.

IMPORTANT:  PLEASE SIGN AND DATE THIS PROXY ON THE REVERSE SIDE.

         At the present time, the Board of Directors knows of no other business to be presented at the Annual Meeting.

         All Proxies previously given by the undersigned are hereby revoked. Receipt of the Notice of the Annual Meeting of Shareholders of Peoples and of the accompanying Prospectus/Proxy Statement is hereby acknowledged.

         Please sign exactly as your name appears on your Stock Certificate(s). Executors, Administrators, Trustees, Guardians, Attorneys and Agents should give their full titles.


----------------------------                ------------------------------
Signature                                   Signature


----------------------------                ------------------------------
Print or Type Name                          Print or Type Name


Dated:                                      Dated:
       ---------------------                       -----------------------


PLEASE DATE, SIGN AND RETURN THIS PROXY PROMPTLY IN THE ENCLOSED ENVELOPE. NO POSTAGE IS REQUIRED FOR MAILING IN THE U.S.A.